UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Swift Energy Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2017

Dear Swift Energy Company Shareholder:

Our 2017 annual meeting of shareholders will be held on May 16, 2017.

I would like to start by introducing myself and letting you know how pleased I am to have joined Swift Energy as Chief Executive Officer, Director and a shareholder. On behalf of the Board of Directors, thank you for your support and trust as a shareholder of Swift Energy Company.

A formal notice of the annual meeting and proxy statement is enclosed, accompanied by a copy of our annual report for the fiscal year ended December 31, 2016. The proxy statement describes the business we will conduct at the annual meeting and provides information about Swift Energy Company that you should consider when you vote your shares.

As further discussed in this proxy statement, 2016 was a year of transition for Swift Energy Company. We successfully reorganized with a new class of equity, emerged from bankruptcy and are better positioned to drive long-term value for our shareholders.

Your vote is important to us. Whether or not you can attend the annual meeting of shareholders, we encourage you to vote and submit your proxy. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help Swift Energy Company reduce the cost of postage and proxy tabulations. Regardless of your method of voting, we urge you to review the accompanying materials and vote as promptly as possible to ensure the presence of a quorum for the annual meeting.

Sincerely,

Sean C. Woolverton
Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held May 16, 2017

The annual meeting of shareholders of SWIFT ENERGY COMPANY (the “Company” or “Swift Energy”) will be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas 77079, on May 16, 2017, at 3:00 p.m., Houston time, for the following purposes:

1.	To elect two Class I directors identified in this proxy statement to serve until the 2020 annual meeting of shareholders, or until their successors are duly elected and qualified or appointed pursuant to the then-applicable terms of the Director Nomination Agreement, among the Company and certain of its shareholders, dated as of April 22, 2016, as amended (“Nomination Agreement”);

2.	To approve the First Amendment to the 2016 Equity Incentive Plan (the “2016 Plan”) to increase the number of shares of common stock available for issuance under the 2016 Plan;

3.	To approve the material terms of the 2016 Equity Incentive Plan for purposes of complying with the requirements of Section 162(m) with respect to the additional shares;

4.	To ratify the selection of BDO USA, LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2017;

5.	To conduct a nonbinding advisory vote to approve the compensation of Swift Energy’s named executive officers as presented in this proxy statement;

6.	To conduct a nonbinding advisory vote on the frequency of future advisory votes on executive compensation; and

7.	To conduct such other business as may properly be presented at the annual meeting, or at any and all adjournments or postponements thereof.

A record of shareholders has been taken as of the close of business on March 17, 2017, and only shareholders of record at that time will be entitled to vote at the annual meeting, or any adjournment or postponement thereof. A complete list of shareholders will be available commencing May 5, 2017, and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 575 North Dairy Ashford Road, Ste. 1200, Houston, Texas 77079. This list will also be available at the annual meeting.

By Order of the Board of Directors,

Christopher M. Abundis
Senior Vice President, General Counsel and Secretary

April 5, 2017

Your Vote Is Important!

Whether or not you plan to attend the annual meeting of shareholders, we urge you to vote and submit your proxy as promptly as possible to ensure the presence of a quorum for the annual meeting. For additional instructions on voting your shares, please refer to the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held On May 16, 2017

Your notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy statement and the Company’s annual report to shareholders on Form 10-K are available at www.swiftenergy.com

Page
PROXY STATEMENT	1
Solicitation	1
Voting Information	1
EXPLANATORY NOTE — EMERGENCE FROM VOLUNTARY CHAPTER 11 REORGANIZATION	6
PROPOSAL 1 — ELECTION OF DIRECTORS	7
Current Composition of the Board	7
Nomination of Directors	7
Election of Directors	8
Class I Director Nominees	9
CONTINUING MEMBERS OF THE BOARD OF DIRECTORS	11
Class I Directors	11
Class II Directors	11
Class III Directors	11
Affirmative Determinations Regarding Independent Directors and Financial Experts	12
Meetings and Committees of the Board	13
Board Leadership Structure; Meetings of Independent Directors; Role in Risk Oversight	16
Compensation of Directors	17
Nominations for Directors	20
Corporate Governance	21
Related-Party Transactions	21
Director Emeritus	22
Retired Chief Executive Officer and Director	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
Security Ownership of Certain Beneficial Owners	23
Security Ownership of Management	24
EXECUTIVE OFFICERS	25
PROPOSAL 2: APPROVAL OF THE FIRST AMENDMENT TO THE SWIFT ENERGY COMPANY 2016 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2016 PLAN	27
Background and Purpose of the Proposal	27
Consequences of Failing to Approve the Proposal	27
Description of the Swift Energy Company 2016 Equity Incentive Plan	28
Federal Income Tax Consequences	32
New Plan Benefits	35
Previously Awarded Options	36
Securities Authorized for Issuance Under Equity Compensation Plans	36
Board Recommendation	37
PROPOSAL 3: APPROVAL OF THE MATERIAL TERMS OF THE SWIFT ENERGY COMPANY 2016 EQUITY INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(M) WITH RESPECT TO THE ADDITIONAL SHARES	38
Background and Purpose of the Proposal	38
Consequences of Failing to Approve the Proposal	38
Maximum Amounts of Compensation	38
Eligibility	39
Performance Criteria and Performance Awards	39
Board Recommendation	40
PROPOSAL 4 — RATIFICATION OF SELECTION OF BDO USA, LLP AS SWIFT ENERGY COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017	41

SWIFT ENERGY COMPANY

575 North Dairy Ashford Road, Ste. 1200

Houston, Texas 77079

(281) 874-2700

PROXY STATEMENT

for the

2017 ANNUAL MEETING OF SHAREHOLDERS

Solicitation

These proxy materials are being made available to the shareholders of Swift Energy Company (“Swift Energy” or the “Company”) beginning on or about April 5, 2017. The Board of Directors (the “Board”) of Swift Energy is soliciting your proxy to vote your shares of Swift Energy common stock at the annual meeting of shareholders (the “Annual Meeting”) to be held at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston, Texas 77079, on Tuesday, May 16, 2017, at 3:00 p.m., Houston time. The Board is soliciting proxies to give all shareholders the opportunity to vote on the matters that will be presented at the Annual Meeting. This proxy statement provides you with the information on these matters to assist you in voting your shares.

We are using the e-proxy rules of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, we are making this proxy statement and related proxy materials available on the Internet pursuant to the SEC’s rules that allow companies to furnish proxy materials to shareholders through a “notice and access” model using the Internet. The “Notice and Access Rule” removes the requirement for public companies to automatically send shareholders a full hard-copy set of proxy materials and allows them instead to deliver to their shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) and to provide online access to the documents. We have mailed such a Notice on or about April 5, 2017, to all shareholders of record on March 17, 2017, who are the shareholders entitled to vote at the Annual Meeting.

Voting Information

What is a proxy?

A proxy is your legal designation of another person or persons (the “proxy” or “proxies”) to vote on your behalf. By voting your shares as instructed in the materials you received, you are giving the designated proxies appointed by the Board the authority to vote your shares in the manner you indicate on your proxy card.

Who are the proxies appointed by the Board of Directors for the Annual Meeting?

The proxies for the Company appointed by the Board are the following representatives of Swift Energy:

Robert J. Banks	Executive Vice President and Chief Operating Officer
Christopher M. Abundis	Senior Vice President, General Counsel and Secretary

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Annual Meeting if you own shares of Swift Energy common stock as of the close of business on our record date of Friday, March 17, 2017.

How many shares of Swift Energy common stock are entitled to vote at the Annual Meeting?

As of March 17, 2017, there were 11,465,688 shares of Swift Energy common stock issued, outstanding and entitled to vote at the Annual Meeting. Each share of Swift Energy common stock is entitled to one vote on each matter presented.

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What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many of our shareholders hold their shares through a broker, trustee or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.

Shareholder of Record – If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares. As the shareholder of record, you have the right to grant a proxy to vote your shares to the Company or another person, or to vote your shares in person at the Annual Meeting.

Beneficial Owner – If your shares are held through a broker, trustee or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in “street name.” As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you are also invited to attend the Annual Meeting. Your broker, trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

If I am a shareholder of record, how do I vote?

You may vote using any of the following methods:

Via the Internet — You may vote by proxy via the Internet by following the instructions provided in either the Notice or proxy card.

By Telephone — You may vote by proxy by calling the number found on the proxy card.

By Mail — If you request printed copies of the proxy materials by mail, you may vote by proxy by completing the proxy card and returning it in the envelope provided.

In Person — If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot during the meeting.

If I am a beneficial owner, how do I vote?

You may vote using any of the following methods:

Via the Internet — You may vote by proxy via the Internet by following the instructions provided in either the Notice or the voting instruction form provided by your broker, trustee or other nominee.

By Telephone — You may vote by proxy by calling the number found on either the Notice or the voting instruction form provided by your broker, trustee or other nominee.

By Mail — If you request printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form provided by your broker, trustee or other nominee and returning it in the envelope provided.

In Person — If you are a beneficial owner of shares and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

What is householding?

We follow an SEC-approved procedure approved by the SEC known as “householding.” Under this procedure, only one copy of the proxy statement, annual report on Form 10-K and Notice is being delivered to

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shareholders residing at the same address, unless the shareholders have notified Swift Energy of their desires to receive multiple copies. This allows us to reduce the environmental impact of printing and providing proxy materials and associated printing and mailing costs.

If you received a householded mailing this year and would like additional copies of the proxy statement, annual report on Form 10-K and/or Notice mailed to you, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at 1-800-579-1639, or by email at sendmaterial@proxyvote.com. Broadridge will promptly deliver any additional copies requested. If you would like to enroll in or withdraw from householding, please contact the Company’s transfer agent, American Stock Transfer & Trust Company (if you hold your shares “of record”), or the bank or broker through which you hold your shares.

Householding is limited to accounts within the same bank or brokerage firm. Therefore, if you have accounts containing our common stock at more than one brokerage firm, you may receive a copy of the proxy statement, annual report on Form 10-K and notice regarding the availability of proxy materials from each firm.

Can I receive more than one Notice?

Yes. If you received multiple Notices, you may hold your shares in different ways (e.g., joint tenancy, trusts or custodial accounts) or in multiple accounts. You should vote on each Notice card you receive.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of all nominees for Class I directors identified in this proxy statement, with terms to expire at the 2020 annual meeting of shareholders;
Proposal 2 —	FOR the approval of the First Amendment to the 2016 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the 2016 Plan;
Proposal 3 —	FOR the approval of the material terms of the 2016 Equity Incentive Plan for purposes of complying with the requirements of Section 162(m) with respect to the additional shares;
Proposal 4 —	FOR the ratification of the selection of BDO USA, LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2017;
Proposal 5 —	FOR an advisory vote on the approval of the compensation of Swift Energy’s named executive officers as presented in this proxy statement; and
Proposal 6 —	FOR an advisory vote on the executive compensation of Swift Energy’s Named Executive Officers to occur every year.

What are my choices when voting?

Proposal 1 — You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposals 2, 3, 4, and 5 — You may cast your vote “for” or “against” or you may abstain with respect to each proposal.

Proposal 6 — You may choose from among four options in connection with this proposal, namely whether future shareholder votes to approve the compensation of Swift Energy’s Named Executive Officers should occur every year, two years or every three years or you may abstain from voting.

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How will my shares be voted if I do not specify how they should be voted?

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

Proposal 1 —	FOR the election of all nominees for Class I directors identified in this proxy statement, with terms to expire at the 2020 annual meeting of shareholders;
Proposal 2 —	FOR the approval of the First Amendment to the 2016 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the 2016 Plan;
Proposal 3 —	FOR the approval of the material terms of the 2016 Equity Incentive Plan for purposes of complying with the requirements of Section 162(m) with respect to the additional shares;
Proposal 4 —	FOR the ratification of the selection of BDO USA, LLP as Swift Energy’s independent auditor for the fiscal year ending December 31, 2017;
Proposal 5 —	FOR an advisory vote on the approval of the compensation of Swift Energy’s named executive officers as presented in this proxy statement; and
Proposal 6 —	FOR an advisory vote on the compensation of Swift Energy’s Named Executive Officers to occur every year.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Annual Meeting and are counted for quorum purposes. For Proposal 1, the election of directors, votes withheld will have the same effect as not voting, and an abstention for Proposal 6 has no effect on the proposal. For all other proposals (2, 3, 4 and 5), abstentions will have the same effect as a vote against the matter. For all proposals, broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote and also have the same effect as not voting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you submit a vote and wish to change it prior to the Annual Meeting, you may vote again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a new date, or by attending the Annual Meeting and voting by ballot at the Annual Meeting.

What vote is required to approve each proposal?

For Proposal 1, our Bylaws provide for directors to be elected by a plurality of the votes cast by the holders of shares entitled to vote at the meeting. Proposal 6 is also determined by a plurality of votes cast. Each of the remaining proposals requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote that proposal. For these proposals, abstentions will have the same effect as a vote against the matter, and brokers who do not receive voting instructions from beneficial owners will only have authority to vote on Proposal 4.

Who pays the cost of this proxy solicitation?

The cost of preparing, printing and mailing the proxy materials and soliciting proxies is paid by Swift Energy. Swift Energy will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Swift Energy common stock as of the record date and will reimburse these entities for the costs of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares will help to avoid additional expense.

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Is this proxy statement the only way the proxies are being solicited?

In addition to this solicitation by the Board, employees of Swift Energy may solicit proxies in person or by mail, delivery service, telephone or facsimile, without additional compensation. The Company has retained Alliance Advisors, LLC (“Alliance Advisors”) to perform proxy watch services which includes monitoring and reporting on voting for the Annual Meeting. The Company has agreed to pay this firm $3,500, plus reasonable out-of-pocket expenses, for such proxy watch services. Pursuant to our agreement with Alliance Advisors, at the Company’s discretion, we may later engage Alliance Advisors to act as a proxy solicitor in conjunction with the Annual Meeting for an additional fee to be determined at that time.

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EXPLANATORY NOTE — EMERGENCE FROM VOLUNTARY CHAPTER 11 REORGANIZATION

On December 31, 2015, Swift Energy Company and eight of our U.S. subsidiaries (the “Chapter 11 Subsidiaries”) filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware under the caption In re Swift Energy Company, et al (Case No. 15-12670). The Company and the Chapter 11 Subsidiaries received bankruptcy court confirmation of their joint plan of reorganization (the “Plan of Reorganization”) on March 31, 2016, and subsequently emerged from bankruptcy on April 22, 2016 (the “Effective Date”).

Pursuant to the Plan of Reorganization, as described further in our Form 10-K for the year ended December 31, 2016, upon emergence from bankruptcy the following occurred:

•

holders of approximately $906 million of indebtedness outstanding on account of the Company’s senior notes, lenders of the borrowings under the Company’s DIP Credit Agreement and certain other unsecured claims received 96% of the post-emergence Company’s common stock; and

•

the Company’s pre-petition common stock was canceled and the current shareholders received 4% of the post-emergence Company’s common stock and warrants to purchase up to 30% of the reorganized Company’s equity.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Pursuant to our Charter and the Nomination Agreement (as defined below), the board of directors of Swift Energy (the “Board”) is made up of three classes following the Effective Date. Class I directors’ terms expire at this Annual Meeting of shareholders; Class II directors’ terms expire at the second annual meeting of shareholders following the Effective Date (May 2018); and Class III directors’ terms expire at the third annual meeting of shareholders following the Effective Date (May 2019). At each annual meeting of shareholders, directors elected to succeed those whose term has expired will be elected to three year terms.

In connection with our voluntary reorganization and effective upon the Company’s emergence from bankruptcy on April 22, 2016, we entered into the Director Nomination Agreement (the “Nomination Agreement”) between Swift Energy and the “Consenting Noteholders” (as defined in the Nomination Agreement, which includes Strategic Value Partners, LLC (“SVP”) and certain other former holders of our cancelled senior notes (the “Other Noteholders”)). Among other things, the Consenting Noteholders have the right to nominate directors to the Board and maintain the right to remove and replace their respective directors at any time. The Nomination Agreement is included by reference in our Charter as necessary to effectuate its terms.

Current Composition of the Board

Directors standing for election at this Annual Meeting:

Class I (for term to expire at the 2020 annual meeting)
Michael Duginski
Christoph O. Majeske

Set forth below are the names and remaining terms of the other five directors, who are not standing for election at this Annual Meeting:

Class II (Term to expire at the 2018 annual meeting)	Class III (Term to expire at the 2019 annual meeting)
Gabriel L. Ellisor	David Geenberg
Charles W. Wampler	Marcus C. Rowland
Sean C. Woolverton

Nomination of Directors

Following the expiration of the initial terms of the Board as set forth above, our Charter and the Nomination Agreement together set forth that the Company and the Consenting Noteholders shall take all necessary actions to cause the Board to consist of seven members as follows:

(i)	the Chief Executive Officer of Swift Energy, which shall be a Class III director;

(ii)	two nominees designated by SVP (each an “SVP Designated Director”), which shall be one Class I director and one Class III director; provided, that (A) the number of nominees designated by SVP shall be reduced to one director, which shall be a Class III director, at such time as SVP and its affiliates (other than other Consenting Noteholders) (the “SVP Entities”) collectively beneficially own common stock representing an equity percentage of less than 15% and greater than or equal to 8%, with the understanding that such reduction to one director shall be permanent and despite any later increase in their equity percentage, and (B) SVP shall permanently, and despite any later increase in their equity percentage, no longer be entitled to designate a nominee at such time as the SVP Entities collectively beneficially own common stock representing an equity percentage of less than 8%;

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(iii)	two nominees designated by the Consenting Noteholders (excluding SVP until such time that SVP is no longer entitled to designate an SVP Designated Director) (the “Noteholder Designated Directors”), which shall be two Class II directors; provided, that (A) the number of nominees designated by the Consenting Noteholders shall be reduced to one director, which shall be a Class II director, at such time as the Consenting Noteholders and their affiliates (the “Noteholder Entities”) collectively beneficially own common stock representing an equity percentage of less than 15% and greater than or equal to 8%, with the understanding that such reduction to one director shall be permanent and despite any later increase in their equity percentage, and (B) except as set forth in item (iv) below, such Consenting Noteholders shall permanently, and despite any later increase in their equity percentage, no longer be entitled to designate a nominee at such time as the Noteholder Entities collectively beneficially own common stock representing an equity percentage of less than 8%;

(iv)	for the purposes of calculating the equity percentage in clauses (A) and (B) of item (iii) above, with respect to SVP’s ownership, the equity percentage shall only include the portion of SVP’s equity percentage that exceeds 15%, but shall contribute to the equity percentage described in (iii) above only up to a maximum of 7.9%, until such time that SVP is no longer entitled to designate an SVP Designated Director. At such time that SVP is no longer entitled to designate an SVP Designated Director, all of SVP’s ownership shall be included in the equity percentage calculations in clauses (A) and (B) of item (iii) above. For the purposes of item (iii) above, the designation right contained in such provision shall still be available at the time SVP is no longer entitled to designate an SVP Designated Director, if at such time, the Equity Percentage ownership threshold in clause (B) of item (iii) above is satisfied; and

(v)	one independent director (as such term is used solely for purposes of the Nomination Agreement) and one additional director (which will be the Chairman) nominated by the Nominating and Strategy Committee of the Board, which shall be a Class I director and a Class III director, respectively.

So long as SVP is entitled to designate a nominee, SVP shall have the right to remove such nominee (with or without cause), from time to time and at any time, from the Board. Should a director designated by SVP be removed for any reason, whether by SVP or otherwise in accordance with the Charter and the Bylaws, SVP shall be entitled to designate an individual to fill the vacancy created by such removal so long as SVP is entitled to designate a nominee on the date of such replacement designation, subject to the Charter and Bylaws of the Company.

In addition, if SVP loses the right to nominate any directors, it may not remove and replace their directors still on the Board. If the Consenting Noteholders lose the right to remove and replace any directors pursuant to the then-existing terms of the Nomination Agreement, the Consenting Noteholders will lose the right to remove and replace such directors.

The Nomination Agreement terminates upon the earlier to occur of (a) such time as the Consenting Noteholders in the aggregate no longer beneficially own common stock representing an equity percentage equal to or greater than 8% or (b) the delivery of written notice to Swift Energy by all of the Consenting Noteholders, requesting the termination of the Agreement. Further, at such time as a particular Consenting Noteholder no longer beneficially owns any shares of common stock, all rights and obligations of such Consenting Noteholder under the Nomination Agreement will terminate.

This summary of the Nomination Agreement is qualified in its entirety by reference to the full text of the Nomination Agreement, which is included as Exhibit 4.7 to our Registration Statement on Form S-8 (File No. 333-210936), filed on April 27, 2016.

Election of Directors

In summary, under the Nomination Agreement and Swift Energy’s governing documents, we have three classes of directors. Messrs. Michael Duginski and Christoph O. Majeske, have been nominated by the Board to

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stand for election at this Annual Meeting as Class I Directors. Swift Energy’s Bylaws provide for directors to be elected by a plurality of votes cast by holders of shares entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present, subject to the then-existing terms of our Nomination Agreement and our Principles for Corporate Governance.

Class I Director Nominees

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director of Swift Energy, business experience, director positions with other companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that were considered by the Nominating and Strategy Committee and the Board in determining that the person should serve as a director for the Company.

Michael Duginski, 51, has served as a director of Swift Energy since April 2016. He was appointed to the Board and recommended as a nominee at this Annual Meeting by our Nominating and Strategy Committee and is classified as an “independent director,” as such term is specifically used in the Nomination Agreement effective upon the Company’s emergence from bankruptcy on April 22, 2016, meaning he was not designated by any of the Consenting Noteholders including SVP. Mr. Duginski is the President and CEO of Sentinel Peak Resources, a role he assumed in 2015. Previously, Mr. Duginski was Chief Operating Officer and Executive Vice President of Berry Petroleum from 2007 to 2013, where he led all operations including corporate development, production, reserves, drilling, EH&S and land, including corporate strategic planning, until Berry’s sale to Linn Energy. Mr. Duginski has served on the public board of Madagascar Oil Limited from April 2015 to April 2016, and several private boards. Mr. Duginski received his Master of Business Administration from California State University, Bakersfield, and his Bachelor of Science in Mechanical Engineering from the University of Arizona. His qualifications to serve on the Board include his approximately thirty years of experience in the oil and gas industry along with his executive and directorship experience.

Christoph O. Majeske, 38, has served as a director of Swift Energy since September 2016. He was designated as a director by SVP pursuant to the Nomination Agreement, as further discussed above, and recommended as a nominee at this Annual Meeting by both SVP and our Nominating and Strategy Committee. Mr. Majeske is a Director of Strategic Value Partners and is a member of the North American investment team with a focus on energy, transportation and industrials. From 2006 to 2015, he was a Vice President and Operating Executive of Cerberus Capital Management. At Cerberus, Mr. Majeske executed private equity transactions and held various interim executive roles at portfolio companies, including Chief Financial Officer and Chief Restructuring Officer, in both North America and Europe across a range of industries. From 2000 to 2006, Mr. Majeske was a member of the M&A Advisory team at PricewaterhouseCoopers. He received a Bachelor of Business Administration in Finance, Accounting and Economics with High Distinction from the University of Michigan in 2000. He also serves on the Board of Directors of Genco Shipping & Trading, GSE Environmental and White Energy. Mr. Majeske brings a wealth of financial and prior restructuring experience to the Board.

Subject to the then-existing terms of our Nomination Agreement, Swift Energy’s Bylaws provide that a plurality of the votes cast (including votes withheld) by holders of shares entitled to vote is necessary to elect each nominee. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” all director nominees identified in this proxy statement to serve as Class I directors.

The persons named as proxies in these proxy materials, unless otherwise directed by a shareholder on a proxy card, intend to vote “FOR” the election of all nominees named in this proxy statement standing for election

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as Class I directors. If any nominee should become unavailable or unable to serve as a director, the persons named as proxies may vote for a substitute nominee, the size of the Board may be reduced accordingly, or a new nominee or director may be appointed pursuant to the then-applicable terms of the Nomination Agreement; however, the Board is not aware of any circumstances likely to render any nominee unavailable.

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CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

Class I Directors

The biographies for the Class I director nominees are set forth above under “Proposal 1—Election of Directors.”

Class II Directors

Gabriel L. Ellisor, 43, was named a director of Swift Energy in April 2016. He was designated as a director by the Consenting Noteholders (excluding SVP) pursuant to the Nomination Agreement in conjunction with the Company’s emergence from bankruptcy. Mr. Ellisor served as Chief Financial Officer of Three Rivers Operating Company II from July 2012 – February 2015 and as Chief Financial Officer for Three Rivers Operating Company I from 2010 to 2012, until such acquisition vehicles were sold. Prior to joining Three Rivers, Mr. Ellisor was a principal at Rivington Capital Advisors from 2008 to 2010. Mr. Ellisor has approximately 19 years of experience in the finance sector of the oil and gas industry, including holding various positions at First Interstate Bank, Wells Fargo, and BNP Paribas. Mr. Ellisor earned a B.B.A., with a major in Finance, from Texas Christian University. Mr. Ellisor’s qualifications to serve on the Board include his vast financial and transactional experience.

Charles W. Wampler, 62, has served as a director of Swift Energy since April 2016. He was also designated as a director by the Consenting Noteholders (excluding SVP) pursuant to the Nomination Agreement in conjunction with the Company’s emergence from bankruptcy. Mr. Wampler served as Chief Operating Officer of Aspect Holdings, President of Aspect Energy and General Exploration Partners (“GEP”) and Board Member for GEP from 2007 to 2016. Mr. Wampler directed the day-to-day management of Aspect’s domestic operations in the US Gulf Coast and international operations in Hungary and Kurdistan, Iraq. Prior to joining Aspect, Mr. Wampler was Chief Operating Officer and Board member of Lewis Energy Group from 2004 to 2007. Prior to joining Lewis Energy, Mr. Wampler was Division Operations Manager and Drilling Manager of EOG Resources from 1984 to 2004 and prior to joining EOG, he held several engineering positions. Mr. Wampler currently serves on the Board of Directors of Energy XXI, a position he has held since December 2016. Mr. Wampler earned his BS in Petroleum Engineering from USL. Mr. Wampler is qualified to serve on the Board due to his decades of operational experience in various facets of the oil and gas industry.

Class III Directors

David Geenberg, 33, was appointed a director of Swift Energy in April 2016. He was designated as a director by SVP pursuant to the Nomination Agreement effective upon the Company’s emergence from bankruptcy. Mr. Geenberg is Co-Head of the North American investment team at Strategic Value Partners with a focus on energy, merchant power and infrastructure and has served in that role since January 2016, after having been an important contributor to the investment team since he joined the firm in 2009. From 2005 to 2009, Mr. Geenberg worked at Goldman, Sachs & Co., most recently in the Infrastructure Investment Group and Principal Investment Area focused on power, utility and infrastructure businesses and, prior to that, in the Natural Resources Group in investment banking. Mr. Geenberg received a BA in Economics from Dartmouth College. Mr. Geenberg brings to the Board energy investment banking expertise and significant capital markets knowledge.

Marcus C. Rowland, 64, was named director and Chairman of the Board of Swift Energy on September 26, 2016. He was appointed as Chairman of the Board by our Nominating and Strategy Committee and is classified as an “independent director,” as such term is specifically used in the Nomination Agreement effective upon the Company’s emergence from bankruptcy on April 22, 2016, meaning he was not designated by any of the Consenting Noteholders including SVP. Mr. Rowland is the Founder and currently Senior Managing Director of IOG Capital, LP where he leads such company’s investment team and has served in such position since 2014.

2017 Proxy Statement	| 11

Mr. Rowland served as the Chief Executive Officer at FTS International, Inc. (formerly Frac Tech International, LLC) from May 2011 through November 2012, and as the President and Chief Financial Officer of Frac Tech Services, LLC and Frac Tech International, LLC from November 2010 to May 2011. Mr. Rowland served as the Chief Financial Officer or equivalent positions of Chesapeake Energy Corporation from 1993, when the company became publicly traded, until October 2010, leaving in the position of Executive Vice President and Chief Financial Officer. Mr. Rowland served as Chief Operating Officer of Anglo-Suisse, LP from 1990 to 1992. Mr. Rowland has served as a director on the boards of a number of public and private companies including Mitcham Industries, Inc. from 2015 to the present, Warren Resources, Inc. from 2012 to 2016 and Chesapeake Midstream Partners from 2010 to 2011. He is an alumnus of Wichita State University. Mr. Rowland is a seasoned oil and gas corporate executive, director, and investment manager with over 40 years of experience in all aspects of upstream and midstream business segments and brings that knowledge along with his expertise in energy mergers, acquisitions, divestitures, public securities transactions, and derivatives facilities to the Board.

Sean C. Woolverton, 47, was appointed Chief Executive Officer and a member of the Board on March 1, 2017. He was appointed to the Board by our Nominating and Strategy Committee in accordance with the terms of the Nomination Agreement. He was previously the Chief Operating Officer of Samson Resources Company (“Samson”) from November 2013 to February 2017. Samson filed for bankruptcy protection in the Federal Court in the District of Delaware on September 16, 2015, and emerged from bankruptcy on March 1, 2017, shortly after Mr. Woolverton’s resignation. From 2007 to 2013, Mr. Woolverton held a series of positions of increasing responsibility at Chesapeake Energy Corporation, a public independent exploration and development oil and natural gas company, including Vice President of its Southern Appalachia business unit. Prior to joining Chesapeake Energy Corporation, Mr. Woolverton worked for Encana Corporation, a North American oil and natural gas producer, where he oversaw its Fort Worth Basin development and shale exploration teams in North Texas. Earlier in his career, Mr. Woolverton worked for Burlington Resources in multiple engineering and management roles. Mr. Woolverton received his Bachelor of Science degree in Petroleum Engineering from Montana Tech. Mr. Woolverton brings his vast operational leadership and knowledge to Swift Energy and the Board.

Affirmative Determinations Regarding Independent Directors and Financial Experts

While we are currently listed on the OTCQX Best Market, throughout this proxy we refer to the New York Stock Exchange (“NYSE”) listing standards in accordance with the charters of our standing committees and the Company’s desire to stay in compliance with the more stringent listing standards of the NYSE. The Board has determined that each of the following directors is an “independent director” as such term is defined in Section 303A.02 of the Listed Company Manual of the NYSE: Michael Duginski, Gabriel L. Ellisor, David Geenberg, Christoph O. Majeske, Marcus C. Rowland, and Charles W. Wampler; in addition, the Board has affirmatively determined that each of these directors has no material relationship with the Company. The Board also has determined that these same directors are each an “independent director” as such term is defined in Section 303A of the Listed Company Manual of the NYSE for Compensation and Nominating and Strategy committee standards. Although these directors do not all serve on each of these committees, six of our seven directors are independent for Compensation and Nominating and Strategy committee purposes at this Annual Meeting. These independent directors represent a majority of the Company’s Board of Directors. Mr. Woolverton is not an independent director because he also serves as Chief Executive Officer of the Company.

The Board has also determined that each of the following directors is an “independent director” as such term is defined in Section 303A of the Listed Company Manual of the NYSE for Audit Committee purposes: Michael Duginski, Gabriel L. Ellisor, Marcus C. Rowland, and Charles W. Wampler. Although these directors do not all serve on the Audit Committee, four of our seven directors are independent for Audit Committee purposes at this Annual Meeting. These independent directors represent a majority of the Company’s Board of Directors. Mr. Woolverton is not an independent director because he also serves as Chief Executive Officer of the Company and Messrs. Geenberg and Majeske are not independent directors for Audit Committee purposes because they are employees of SVP, a substantial shareholder of Swift Energy at the time of this Annual Meeting.

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As discussed above, the Board has determined that each member of the Audit, Compensation and Nominating and Strategy Committees of the Board meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC. Further, the Board has determined that Mr. Gabriel L. Ellisor, Audit Committee Chair, and Mr. Michael Duginski, also a member of the Audit Committee, are each an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Board reviewed the applicable standards for Board member and Board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by each of the independent directors. On the basis of this review, the Board made its independence and “audit committee financial expert” determinations.

Meetings and Committees of the Board

Upon bankruptcy court confirmation of our Plan of Reorganization on March 31, 2016, and subsequent emergence from bankruptcy on April 22, 2016, the following standing committees have been established by the Board: Audit, Compensation, and Nomination and Strategy. Descriptions of the membership and functions of these committees are set forth below.

The following chart identifies the committees upon which each member of the Board serves, the chairs of the committees, and the number of meetings and actions by consent of the Board and the committees during 2016 following the Company’s emergence on April 22, 2016:

	Board of Directors	Audit	Compensation	Nominating and Strategy(1)
Number of meetings held following emergence in 2016	11	4	1	0
Number of actions by consent following emergence in 2016	3	0	0	0

Marcus C. Rowland	C			M
Michael Duginski	M	M		C
Gabriel L. Ellisor	M	C	M
David Geenberg	M			M
Peter Kirchof(2)	M		C	M
Christoph O. Majeske(3)	M		C
Charles W. Wampler	M	M	M
Sean C. Woolverton(4)	M
Terry E. Swift(5)	M

C	= Chair
M	= Member
(1)	Nominating and Strategy meetings and action items following the Company’s emergence from bankruptcy, were addressed as a committee report within our full Board meetings and informal telephonic conversations amongst committee members.
(2)	Mr. Kirchof was replaced by Mr. Majeske as a Board member and SVP Designated Director on September 27, 2016, pursuant to the Nomination Agreement; therefore, the above chart reflects his Board and committee membership through September 27, 2016.
(3)	While Mr. Majeske has been a member of Swift Energy’s Board since September 27, 2016, he was more recently appointed Chairman of the Compensation Committee on March 22, 2017; therefore, his indication as Compensation Committee Chair in this table is solely to illustrate the current composition of the Swift Energy Board and its committees.
(4)	Mr. Woolverton was not a member of Swift Energy’s Board until March 1, 2017. Therefore, his inclusion in this table is solely to illustrate the current composition of the Swift Energy Board.
(5)	Mr. Swift retired as an officer and director of the Company effective October 7, 2016; therefore, the above chart reflects his Board membership through the effective date of his retirement.

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The following chart identifies the committees upon which each former member of the Board served, the chairs of the committees, and the number of meetings and actions by consent of the previous Board and the committees during 2016 from January 1, 2016 up until the Company’s emergence from bankruptcy on April 22, 2016. Following the Company’s emergence, all of the below non-employee directors (all directors except Mr. Swift) ceased to be members of the Board and certain committees dissolved or changed.

	Board of Directors	Audit	Compensation	Corporate Governance	Finance Committee	Executive
Number of meetings held prior to emergence in 2016	3	2	1	4	1	0
Number of actions by consent prior to emergence in 2016	1	0	0	0	0	0

Terry E. Swift	C				M	C
William A. Bruckmann III	M	M		M	C
Deanna L. Cannon	M	C		M	M
Douglas J. Lanier	L		M			M
Greg Matiuk	M		M	C		M
Ronald L. Saxton	M		M	M	M
Clyde W. Smith, Jr.	M	M	C		M
Charles J. Swindells	M	M	M	M

C	= Chair
L	= Lead Director
M	= Member

During the period in 2016 that each director was on the Board, each respective director (both current and former directors) attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of all committees of the Board on which he or she served.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities with respect to oversight in monitoring: (i) the integrity of the financial statements of the Company; (ii) Swift Energy’s compliance with legal and regulatory requirements; (iii) the independent auditor’s selection, qualifications and independence; and (iv) the performance of Swift Energy’s internal audit function and independent auditor. The committee is required to be comprised of three or more non-employee directors, each of whom is determined by the Board to be “independent” under the rules promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) and meets the financial literacy and experience requirements under the rules or listing standards established by the NYSE, as may be amended. In addition, at least one member of the committee must satisfy the definition of “audit committee financial expert” as such term may be defined from time to time under the rules promulgated by the SEC. The Board has determined that Messrs. Ellisor and Duginski qualify as audit committee financial experts and that each member of the Audit Committee is independent as defined in the NYSE listing standards and the Exchange Act rules, and each meets the financial literacy and experience requirements established by the NYSE. A report of the Audit Committee appears later in this proxy statement. Mr. Ellisor (Committee Chair) and Messrs. Duginski and Wampler are members of our current Audit Committee. Prior to Swift Energy’s emergence from January 1, 2016 through April 21, 2016, the Audit Committee of the Board consisted of Ms. Deanna L. Cannon (former Committee Chair) and Messrs. William A. Bruckmann III, Clyde W. Smith, Jr. and Charles J. Swindells, all of whom were independent directors.

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Compensation Committee

The Compensation Committee holds the responsibilities of the Board relating to compensation of the Company’s executive officers. This includes evaluating the compensation of the executive officers of the Company and its primary operating subsidiary, Swift Energy Operating, LLC, and their performance relative to their compensation to assure that such executive officers are compensated effectively in a manner consistent with the strategy of Swift Energy, competitive practices, and the requirements of the appropriate regulatory bodies. In addition, this committee evaluates and makes recommendations to the Board regarding the compensation of the directors. The Compensation Committee may evaluate and approve any amendment, some which may require shareholder approval, to the Company’s existing equity-related plans and approves the adoption of any new equity-related plans, subject to shareholder and Board approval. The Compensation Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under applicable Exchange Act rules and NYSE listing standards. The Board has determined that all Compensation Committee members qualify as non-employee directors under applicable Exchange Act rules and NYSE listing standards. The report of the Compensation Committee is included as part of the “Compensation Discussion and Analysis” of this proxy statement. Mr. Majeske (Committee Chair), Ellisor and Wampler are members of our current Compensation Committee.

Longnecker and Associates (“Longnecker”) has been engaged by the Compensation Committee since the Company’s emergence from bankruptcy on April 22, 2016, to serve as its independent compensation consultant. The Company did not utilize a compensation consultant prior to its emergence from bankruptcy during 2016. Longnecker reports directly to our Compensation Committee and has provided expert advice on the design and implementation of the Company’s compensation policies and programs post-emergence. To the best of the Company’s knowledge, there are no conflicts between Longnecker and any member of the Board.

Compensation Committee Interlocks and Insider Participation

During 2016 following the Company’s reorganization and emergence from bankruptcy on April 22, 2016, the Compensation Committee of the Board consisted of Messrs. Ellisor and Wampler and Mr. Kirchof as Committee Chair, (until he was replaced as an SVP Designated Director on the Board pursuant to the Nomination Agreement on September 27, 2016), all of whom are independent directors for Compensation Committee standards. Mr. Majeske was appointed Chairman of the Compensation Committee on March 22, 2017, and is also an independent director for Compensation Committee purposes. Prior to Swift Energy’s emergence from January 1, 2016 through April 21, 2016, the Compensation Committee of the Board consisted of Messrs. Clyde W. Smith, Jr. (former Committee Chair), Douglas J. Lanier, Greg Matiuk, Ronald L. Saxton and Charles J. Swindells, all of whom were independent directors. To the Company’s knowledge, there are no compensation committee interlocks involving members of the Compensation Committee (both past and present) or other directors of the Company.

Nominating and Strategy Committee

The Nominating and Strategy Committee identifies individuals qualified to become directors, nominates candidates for directorships and also recommends to the Board the membership of each of the Board’s committees. Subject to the Nomination Agreement, this committee may consider nominees recommended by shareholders upon written request by a shareholder. The Nominating and Strategy Committee develops, monitors and recommends to the Board corporate governance principles and practices applicable to Swift Energy. The committee also assists management of the Company in identifying, screening and recommending to the Board individuals qualified to become executive officers of the Company. In addition, this committee administers the Company’s Conflict of Interest Policy. The Nominating and Strategy Committee is required to be comprised of at least three directors who are non-employee directors and determined by the Board to be independent under the NYSE listing standards and the Exchange Act rules. Messrs. Duginski (Committee Chair), Geenberg and Rowland are members of the Nominating and Strategy Committee and, as determined by the Board, all are independent as defined in the NYSE listing standards and rules of the SEC. Prior to Swift Energy’s emergence

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from January 1, 2016 through April 21, 2016, the Corporate Governance Committee (now the Nominating and Strategy Committee) of the Board consisted of Messrs. Greg Matiuk (former Committee Chair), William A. Bruckmann III, Ronald L. Saxton and Charles J. Swindells and Ms. Deanna L. Cannon, all of whom were independent directors.

Board Leadership Structure; Meetings of Independent Directors; Role in Risk Oversight

While our Principles for Corporate Governance do not require that our Non-Executive Chairman of the Board and Chief Executive Officer positions be separate, effective upon the Company’s emergence from bankruptcy and under the Plan of Reorganization and the present terms of the Nomination Agreement, the Non-Executive Chairman position and the Chief Executive Officer position were separated. Mr. Rowland was appointed as the Non-Executive Chairman when he joined the Board in September 2016 and Mr. Woolverton was named Chief Executive Officer in March 2017.

The Board believes that this leadership structure is appropriate at this time as it allows our Chief Executive Officer to manage and lead the day-to-day business while allowing the Non-Executive Chairman to provide independent leadership to the Board.

At each executive session of the independent directors, Mr. Rowland as the Non-Executive Chairman of the Board presides. For purposes of Rule 303A.03 of the NYSE Listed Company Manual, the term “independent directors” is equivalent to “non-management directors.”

Along with our separation of the Chairman of the Board and Chief Executive Officer roles, we also have other checks and balances for our Board structure:

•	our Audit, Compensation and Nominating and Strategy committees are all completely independent, as required;

•	six of our seven Board members are independent for Compensation and Nominating and Strategy committee standards;

•	four of our seven Board members are independent for Audit Committee standards;

•

our independent Nominating and Strategy Committee (in conjunction with the Nomination Agreement in effect) has responsibility for Board and management succession planning and related recommendations to the full Board;

•	led by the Nominating and Strategy Committee, a Board assessment will be conducted annually, assessing the entire Board (not just the current class of nominees) and its committees;

•	following most meetings of the Board, the Non-Executive Chairman presides over an executive session of the independent directors of the Board; and

•

as provided in “Communications with the Board of Directors” in this proxy statement, any shareholder may communicate with the Board of Directors or non-management independent directors, as appropriate.

The full Board is responsible for general oversight of enterprise risk concerns inherent in our business. At each Board meeting, the Board receives reports from members of our senior management that help the Board assess the risks we face in the conduct of our business. Members of our senior technical staff frequently make presentations to the Board about current and planned exploration and development activities that may subject us to operational and financial risks. In addition, the Audit Committee reviews the effectiveness of our internal controls over financial reporting, which are designed to address risks specific to financial reporting, with our internal auditors and independent accountants at least annually. Through the Company’s independent committees, Swift Energy has established processes for the effective oversight of critical issues, such as integrity

16 |	2017 Proxy Statement

of our financial statements by our Audit Committee, executive compensation by our Compensation Committee, and corporate governance, including the selection of directors and director nominees by our Nominating and Strategy Committee.

Compensation of Directors

In accordance with its charter, the Compensation Committee periodically evaluates the compensation of non-employee directors for service on the Board and on Board committees. In consultation with an independent compensation consultant, the Compensation Committee recommends annual retainer and meeting fees for non-employee directors and fees for service on Board committees, sets the terms and awards of any stock-based compensation and submits these recommendations to the Board for approval subject to shareholder approval, if required. Directors who are also employees of the Company or our significant shareholder, SVP, receive no additional compensation for service as directors.

In order to attract qualified directors following the Company’s reorganization and emergence from bankruptcy, Messrs. Duginski, Ellisor and Wampler, our non-employee directors, other than the Chairman of the Board or an SVP Designated Director, were offered a compensation package that was expected to include an equity award with an aggregate value equal to approximately 0.25% of the Company’s outstanding stock on the grant date. To date, one-third of such award (5,286 restricted stock units and 3,524 stock options) has been granted to Messrs. Duginski, Ellisor and Wampler. Restrictions on the restricted stock units that have been granted lapse on the first anniversary of the grant date. The stock options become exercisable on the first anniversary of the grant date and remain exercisable until the fifth anniversary of the grant date. Due to share limitations in the Company’s equity plan upon emergence from bankruptcy, it is expected that the remaining two-thirds of such award will be granted to each eligible non-employee director in future years.

Similarly, in order to recruit a qualified non-executive Chairman of the Board following the Company’s reorganization and emergence from bankruptcy, Mr. Rowland, as Chairman of the Board, was offered a compensation package that was expected to include an equity award with an aggregate value equal to approximately 1.25% of the Company’s outstanding stock on the grant date. The award was granted in January 2017 and included 64,263 restricted stock units and 64,263 stock options. Restrictions on the restricted stock units lapse in three equal installments over a three-year period beginning September 26, 2017. The stock options become exercisable annually in three equal installments over a three year period beginning September 26, 2017, and remain exercisable until the fifth anniversary of the grant date. Mr. Rowland also received a one-time, nominal onboarding cash bonus of $1,000 as Chairman of the Board.

The above equity grants to our non-employee directors and the Chairman of the Board were one-time awards used to recruit qualified non-employee directors following Swift Energy’s reorganization and emergence from bankruptcy. The Compensation Committee has not approved an annual equity award program for our non-employee directors at this time.

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The following table shows the annual cash compensation payable to our non-employee directors following Swift Energy’s reorganization and emergence from bankruptcy on April 22, 2016. The Compensation Committee has not approved an annual cash retainer for service as Chairman of the Board at this time.

Annual Board Retainer	$70,000	(1)
Committee Chair Premiums:
Audit Committee Chair	$20,000	(2)
Compensation Committee Chair	$0	(3)
Nominating and Strategy Committee Chair	$5,000	(4)

(1)	Annual cash compensation for all non-employee directors other than the Chairman of the Board or an SVP Designated Director. Directors who are employees of our significant shareholder, SVP, have elected to receive no additional compensation (neither cash nor equity) for their service as directors.
(2)	Annual fee for serving as Audit Committee Chair.
(3)	Annual fee for serving as Compensation Committee Chair. As both directors who have served as Compensation Committee Chair have been SVP employees, no compensation has been tied to such position.
(4)	Annual fee for serving as Nominating and Strategy Committee Chair.

The below table sets forth certain summary information regarding actual compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors subsequent to Swift Energy’s reorganization and emergence from bankruptcy on April 22, 2016 through December 31, 2016:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(1) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (f)	All Other Compen- sation ($) (2) (g)		Total ($) (h)
Michael Duginski	$52,083	$122,900	$44,537	$—	$—	$		$219,520
Gabriel L. Ellisor	$62,500	$122,900	$44,537	$—	$—		$—	$229,937
David Geenberg(3)	$—	$—	$—	$—	$—		$—	$—
Peter Kirchof(3)	$—	$—	$—	$—	$—		$—	$—
Christoph O. Majeske(3)	$—	$—	$—	$—	$—		$—	—
Marcus C. Rowland(4)	$1,000	$—	$—	$—	$—		$—	$1,000
Charles W. Wampler	$48,611	$122,900	$44,537	$—	$—		$—	$216,048

(1)	The amounts in columns (c) and (d) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during 2016. Assumptions used in the calculation of these amounts are included in Note 8 to Consolidated Financial Statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K. All awards were outstanding on December 31, 2016.
(2)	No perquisites are reported in this column, as the perquisites provided to each director during 2016 did not exceed $10,000 in the aggregate.
(3)	Directors who as employees of our significant shareholder, SVP, and have been designated by SVP to serve as directors, have elected to receive no compensation for their service as directors.
(4)	Mr. Rowland received a $1,000 onboarding bonus. The equity awards that Mr. Rowland was offered as part of his compensation package as Chairman of the Board were not granted until 2017; accordingly, he did not receive any equity awards during fiscal year 2016.

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The following table shows annual compensation payable to our former non-employee directors prior to Swift Energy’s reorganization and emergence from bankruptcy on April 22, 2016. This table includes both prior committees and directorships that are no longer effective in the reorganized Company.

Annual Board Retainer	$55,500
Annual Meeting Fee Payment	$12,500	(1)
Annual Committee Retainer	$5,000	(2)
Committee Premiums:
Audit Committee Chair	$15,000	(3)
Compensation Committee Chair	$10,000	(4)
Corporate Governance Committee Chair	$8,000	(4)
Finance Committee Chair	$10,000	(5)
Finance Committee Member	$10,000	(5)
Executive Committee Member	$8,000
Lead Director Premium	$8,000
Annual Restricted Stock Grant Value	$140,000	(6)

(1)	Annual meeting fee paid for a minimum of five meetings.
(2)	Annual fee for serving on one or more committees.
(3)	Annual fee for a minimum of four meetings.
(4)	Annual fee for a minimum of two meetings.
(5)	The Finance Committee Chair Premium and the Finance Committee Member Premium are one-time payments following Compensation Committee approval of such fees. No such fees were paid in 2016 due to Swift Energy’s bankruptcy and subsequent reorganization and emergence from bankruptcy.
(6)	Due to Swift Energy’s bankruptcy, subsequent reorganization and emergence from bankruptcy, no restricted stock was awarded to the former non-employee directors in 2016. Further, any unvested restricted stock grants previously awarded to our former non-employee directors were cancelled upon the Company’s emergence from bankruptcy on April 22, 2016.

The below table sets forth certain summary information regarding actual compensation paid or accrued by the Company to or on behalf of the Company’s former non-employee directors prior to Swift Energy’s reorganization and emergence from bankruptcy on April 22, 2016, for the fiscal year ended December 31, 2016:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($) (f)	All Other Compen- sation ($) (1) (g)	Total ($) (h)
William A. Bruckmann III	$36,500	$—	$—	$—	$—	$—	$36,500
Deanna L. Cannon	$44,000	$—	$—	$—	$—	$—	$44,000
Douglas J. Lanier	$44,500	$—	$—	$—	$—	$—	$44,500
Greg Matiuk	$44,500	$—	$—	$—	$—	$—	$44,500
Ronald L. Saxton	$36,500	$—	$—	$—	$—	$—	$36,500
Clyde W. Smith, Jr.	$41,500	$—	$—	$—	$—	$—	$41,500
Charles J. Swindells	$36,500	$—	$—	$—	$—	$—	$36,500

(1)	No perquisites are reported in this column as to any independent director, as the perquisites provided to each director during 2016 did not exceed $10,000 in the aggregate.

2017 Proxy Statement	| 19

Nominations for Directors

Identifying Candidates

Subject to the then-applicable terms of the Nomination Agreement, the Nominating and Strategy Committee, in consultation with the Chairman of the Board, is responsible for identifying and screening potential director candidates and recommending qualified candidates to the Board for nomination. The Committee will also consider director candidates recommended by the shareholders in accordance with the Company’s Bylaws. For information on how to recommend a director candidate, refer to “Shareholder Proposals” in this proxy statement.

Qualifications

The Board codified standards for directors in Swift Energy’s Principles for Corporate Governance. These principles provide that the Board should encompass a diverse range of talent and perspectives, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Principles for Corporate Governance also provide that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the NYSE and any specific requirements established by the Board. The Nominating and Strategy Committee has not established a specific minimum or maximum age in any governing document, education, years of business experience or specific types of skills for potential director candidates; but, in general, consideration is given to each candidate’s reputation, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board.

The Company’s Principles for Corporate Governance require that each director:

•	understand Swift Energy’s business and the marketplaces in which it operates;

•	regularly attend meetings of the Board and of the Board committee(s) on which he or she serves;

•	review the materials provided in advance of meetings and any other materials provided to the Board from time to time;

•

monitor and keep abreast of general economic, business and management news and trends, as well as developments in Swift Energy’s competitive environment and Swift Energy’s performance with respect to that environment;

•	actively, objectively and constructively participate in meetings and the strategic decision-making processes;

•	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees;

•

be reasonably available when requested to advise the CEO and management on specific issues not requiring the attention of the full Board but where an individual director’s insights might be helpful to the CEO or management; and

•	be familiar and comply in all respects with the Code of Ethics and Business Conduct of the Company.

We have not adopted a specific written policy with respect to diversity; however, the Nominating and Strategy Committee considers principles of diversity as a factor in evaluating nominees to recommend for service on our Board. As part of the Board’s succession planning and annual self-assessment process and in accordance with the terms of the then-applicable Nomination Agreement, the Board reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short and longer term. The Board’s succession planning requires the Nominating and Strategy Committee and the Board to assess the skill areas currently represented on the Board and those skill areas represented by directors expected to retire or leave the Board in the near future against the target skill areas established annually

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by the Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Board then establishes the specific target skill areas or experiences that are to be the focus of a director search, when necessary. Specific qualities or experiences could include experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s, leadership experience and relevant geographical experience. The effectiveness of the Board’s diverse mix of skills and experiences is also considered and reviewed as part of each Board self-assessment.

Nomination of Candidates

In determining whether to nominate a candidate, either from an internally generated, shareholder recommendation or appointment under the terms of the then-existing Nominating Agreement, the Nominating and Strategy Committee will consider the composition and capabilities of existing Board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. The Nominating and Strategy Committee also exercises its independent business judgment and discretion in evaluating the suitability of any recommended candidate for nomination.

Corporate Governance

Part of the Company’s historical and ongoing corporate governance practices is the Company’s policy that requires officers, directors, employees and certain consultants of the Company to submit annual disclosure statements regarding their compliance with the Company’s Conflict of Interest Policy. A management representation letter is provided to the Nominating and Strategy Committee of the Board regarding the results of the annual disclosure statements and management’s assessment of any potential or actual conflict of interest. Based on this assessment and further discussion with management, the Nominating and Strategy Committee then directs management on what additional action, if any, the committee determines is necessary to be undertaken with regard to any potential or actual conflict of interest or related-party transaction.

The Company also requires that officers, directors, employees and certain consultants of the Company provide an annual reaffirmation of the Company’s Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct is redistributed in connection with this requirement, and each person is asked to reaffirm and re-acknowledge that they have reviewed and refreshed their knowledge of the provisions of the Code of Ethics and Business Conduct and will comply with such code. They also reaffirm their understanding that their continued service to the Company is dependent upon compliance with the Company’s Code of Ethics and Business Conduct. In addition, all officers, directors, employees and certain consultants are required to annually recertify their understanding of, and adherence to, the Company’s Insider Trading Policy. A copy of the Insider Trading Policy is also redistributed in connection with this requirement.

Each of the Audit, Compensation and Nominating and Strategy Committees has a charter. Each such charter is reviewed annually by the applicable committee, and all of the charters are reviewed by the Nominating and Strategy Committee. The committee charters, the Board-adopted Principles for Corporate Governance and the Code of Ethics and Business Conduct are applicable to all employees and directors, and to certain consultants, and are posted on the Company’s website at www.swiftenergy.com. In addition, the Code of Ethics for Senior Financial Officers and Principal Executive Officer, as adopted by the Board, is posted on Swift Energy’s website, where the Company also intends to post any waivers from or amendments to this code within four business days following any such waiver or amendment.

Related-Party Transactions

Following the Company’s reorganization and emergence from bankruptcy on April 22, 2016, no related-party transactions or relationships exist to the Company’s knowledge. Prior to our reorganization, we received research, technical writing, publishing, and website-related services from Tec-Com Inc., a corporation located in

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Knoxville, Tennessee and controlled and majority owned by the aunt of Terry E. Swift, our former Chief Executive Officer and Director. The contract with Tec-Com was terminated effective March 31, 2016. We paid Tec-Com, for services pursuant to the terms of the contract, approximately $119,000 in 2016.

Other than the Company’s Conflict of Interest Policy, the Company has not adopted a formal related-party transaction policy. As a matter of corporate governance policy and practice, all related-party transactions are presented to and considered by the Nominating and Strategy Committee of the Company’s Board of Directors. See the discussion set forth above under “Corporate Governance” regarding the Conflict of Interest Policy and related annual disclosure process used to identify and evaluate related-party transactions, if any, disclosed by our directors, officers, employees and certain consultants.

Director Emeritus

Mr. Virgil Swift was given the honorary title of Director Emeritus at the Company’s 2005 annual meeting of shareholders, a title he held through the Company’s emergence from bankruptcy. As this is an honorary distinction, no compensation was paid to Mr. Swift as Director Emeritus. Mr. Swift had previously served as a director of Swift Energy from 1981 through the 2005 annual meeting of shareholders. In 2005, the full Board concluded that the service of Mr. Swift, due to his extensive experience with Swift Energy and the oil and gas industry, was an invaluable asset to the Company, and thus a consulting agreement was entered into with him which was in effect until the parties agreed to terminate the consulting agreement effective March 31, 2016, in conjunction with Swift Energy’s reorganization. As such, Mr. Swift regularly attended Board and committee meetings. Pursuant to such agreement, Mr. Swift also provided advisory services to key employees, officers and directors, and as otherwise requested by the Chairman of the Board, Chief Executive Officer and/or President. Mr. Swift received compensation of approximately $18,500 during 2016 pursuant to his consulting agreement. During the first quarter of 2016, the parties agreed to terminate the consulting agreement effective March 31, 2016.

Retired Chief Executive Officer and Director

Mr. Terry E. Swift, 61, retired as Chief Executive Officer and a director of Swift Energy effective October 7, 2016. Mr. Swift was elected as a director of Swift Energy in May 2000 and was previously appointed Chairman of the Board from June 2006 through April 2016. He served as Chief Executive Officer from May 2001 until his retirement, and as President of the Company from February 2015 through April 2016, having previously served as President of the Company from November 1997 to November 2004. He also served as Chief Operating Officer from 1991 to February 2000 and as Executive Vice President from 1991 to 1997. Mr. Swift served in other progressive positions of responsibility since joining the Company in 1981. He was an executive officer of Swift Energy when it filed for relief under the Bankruptcy Code on December 31, 2015, and throughout the Company’s reorganization and emergence from bankruptcy on April 22, 2016. Mr. Swift holds the degrees of Bachelor of Science in Chemical Engineering and Master of Business Administration. He is the son of the late A. Earl Swift, founder of Swift Energy, and the nephew of Virgil N. Swift, who served as Director Emeritus until March 2016.

In connection with his retirement, Mr. Swift and the Company entered into an Agreement and Release pursuant to the Third Amended and Restated Employment Agreement effective April 22, 2016, and a six month consulting services agreement to assist in the transition of new executive management and certain Company matters, which is further discussed in the “Compensation Discussion and Analysis” of this proxy statement. As Mr. Swift served the Company as Chief Executive Officer until October 7, 2016, he is a Named Executive Officer as discussed in this proxy statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning the shareholdings of each person who, to the Company’s knowledge, beneficially owned more than five percent of the Company’s outstanding common stock as of February 28, 2017:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (# of shares)		Percent of Class
Strategic Value Partners, LLC 100 West Putnam Avenue Greenwich, CT 06830	4,460,319	(2)	38.9%

DW Partners LP and DW Investment Partners, LLC 590 Madison Avenue, 13th Floor New York, NY 10022	1,442,241	(3)	21.6%

Hutchin Hill Capital, LP 142 West 57th Street New York, NY 10019	917,216	(4)	8.0%

BOF Holdings IV, LLC 1450 Brickell Avenue 31st Floor Miami, FL 33131	714,904	(5)	6.3%

Pentwater Capital Management, LP 614 Davis Street Evanston, IL 60201	577,147	(6)	5.0%

(1)	Additional information on the beneficial ownership of certain shareholders who are parties to the Company’s Emergence Registration Rights Agreement dated April 22, 2016, and/or the Company’s PIPE Registration Rights Agreement dated January 26, 2017, is available in the Company’s Form S-3 (File No. 333-216782), filed on March 17, 2017.
(2)	Based on a Schedule 13D/A dated January 22, 2017, and filed January 24, 2017, 4,460,319 shares are beneficially owned by Strategic Value Partners, LLC (i) as the investment manager of Strategic Value Master Fund, Ltd., which has an ownership interest in SVMF 70, LLC, which has an ownership interest in SVMF 71, LLC, (ii) as the managing member of SVP Special Situations III LLC, which is the investment manager of Strategic Value Special Situations Master Fund III, L.P., which has an ownership interest in SVMF 70, LLC, which has an ownership interest in SVMF 71, LLC, and (iii) as the managing member of SVP Special Situations III-A LLC, which is the investment manager of Strategic Value Opportunities Fund, L.P., which has an ownership interest in SVMF 71, LLC. SVMF 71, LLC directly owns 3,655,319 shares and directly holds 805,000 shares of the Issuer acquired pursuant to the Share Purchase Agreement among the Company and Purchasers effective January 20, 2017. Mr. Victor Khosla is the sole member of Midwood Holdings, LLC, which is the managing member of Strategic Value Partners, LLC and is also the indirect majority owner and control person of Strategic Value Partners, LLC.
(3)	Based on a Schedule 13G dated April 22, 2016, and filed May 2, 2016, jointly filed in accordance with SEC Rule 13d-1(b) by both DW Partners LP and DW Investment Partners, LLC (together the “DW Group”), the DW Group holds shared voting and dispositive power with respect to all shares reported.
(4)	Based on a Schedule 13G dated December 31, 2016, and filed February 14, 2017, jointly filed in accordance with SEC Rule 13d-1(b) by each of Hutchin Hill Capital, LP, Hutchin Hill Capital GP, LLC and Neil A. Chriss (together, the “Hutchin Hill Group”), the Hutchin Hill Group holds shared voting and dispositive power with respect to all shares reported.
(5)	Based on a Schedule 13G dated April 22, 2016, and filed January 9, 2017, jointly filed in accordance with SEC Rule 13d-1(c) by each of BOF Holdings IV, LLC, H.I.G. Bayside Loan Opportunity Fund IV, L.P., H.I.G. Bayside Loan Advisors IV, LLC, H.I.G.-GPII, Inc., Sami W. Mnaymneh and Anthony A. Tamer (together, the “BOF Group”), the BOF Group holds shared voting and dispositive power with respect to all shares reported.
(6)	Based on a Schedule 13G dated December 31, 2016, and filed February 14, 2017, filed in accordance with SEC Rule 13d-1(b), Pentwater Capital Management, LP holds sole voting and dispositive power with respect to all shares reported. The shares reported include warrants to purchase 1,918 shares of the common stock of the Company.

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Security Ownership of Management

The following table sets forth information concerning the shareholdings of the members of the Board, the Named Executive Officers as defined later in this proxy statement, and all executive officers and directors as a group, as of February 28, 2017:

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1) (# of shares)	Percent of Class
Terry E. Swift(2)	Former Chief Executive Officer and Director	114,174	1.0%
Robert J. Banks	Executive Vice President and Chief Operating Officer; Former Interim Chief Executive Officer	6,958	—	(3)
Alton D. Heckaman, Jr.	Former Executive Vice President and Chief Financial Officer	61,912	—	(3)
Steven L. Tomberlin(2)	Former Senior Vice President — Resource Development and Engineering	17,531	—	(3)
Michael Duginski	Director	—	—
Gabriel L. Ellisor	Director	—	—
David Geenberg(4)	Director	—	—
Peter Kirchof(4)	Former Director	—	—
Christoph O. Majeske(4)	Director	—	—
Marcus C. Rowland	Chairman of the Board	—	—
Charles W. Wampler	Director	—	—
All executive officers and directors as a group (11 persons)(5)		200,575	1.7%

(1)	Unless otherwise indicated below, the persons named have sole voting and investment power, or joint voting and investment power with their respective spouses, over the number of shares of the common stock of the Company shown as being beneficially owned by them. None of the shares beneficially owned by our executive officers and directors are pledged as security. No individual in the table was entitled to receive shares from restricted stock unit awards or the exercise of stock options within 60 days of February 28, 2017.
(2)	Beneficial ownership known as of departure from Company for these NEOs. Accordingly, ownership for Messrs. Swift and Tomberlin was as of October 7, 2016, and May 12, 2016, respectively. Swift Energy cannot confirm such NEO’s holdings as of a more recent date.
(3)	Less than one percent.
(4)	Each of these directors is (or was at some point during 2016) a member of the Board, as an SVP Designated Director under the Nomination Agreement. As employees of SVP, each (i) disclaims beneficial ownership of the shares owned by SVP and its affiliates, and (ii) has elected not to receive equity awards granted to other non-employee directors.
(5)	Former directors of Swift Energy, prior to our reorganization and emergence from bankruptcy, are not included in this total number of persons. Additionally, the ownership of Swift Energy’s executive management team that was recently appointed in March 2017 is not included in this total number of persons.

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EXECUTIVE OFFICERS

In general, the Board appoints the executive officers of the Company annually. Information regarding Sean C. Woolverton, Chief Executive Officer and Director, is set forth previously in this proxy statement under “Continuing Members of the Board of Directors,” and information regarding Terry E. Swift, retired Chief Executive Officer and Director, is set forth previously in this proxy statement under “Retired Chief Executive Officer and Director.” Shown below is certain information, as of the date of this proxy statement, concerning the other executive officers of the Company.

Christopher M. Abundis, 39, was appointed Senior Vice President, General Counsel and Secretary on March 20, 2017, and leads the Company’s legal and administration efforts including Legal, Human Resources, Corporate Services and Records. From April 2016 to March 2017, Mr. Abundis was Vice President, General Counsel and Secretary for the Company. He has also served the Board of Directors as Secretary of the Company, a position that he has held since August 2012. From February 2007 to August 2012, Mr. Abundis served as Assistant Secretary of the Company and has provided legal consultation in corporate governance, securities law and other corporate related matters in progressive positions of responsibility including Senior Counsel, Counsel and Associate Corporate Counsel. He was an officer of Swift Energy when it filed for relief under the Bankruptcy Code on December 31, 2015, and throughout the Company’s reorganization and emergence from bankruptcy on April 22, 2016. Mr. Abundis received a Bachelor of Business Administration and Master of Science in Accounting from Texas A&M University and a Juris Doctor from South Texas College of Law.

Robert J. Banks, 62, serves as Executive Vice President and Chief Operating Officer, a position that he has held since 2008. Effective October 7, 2016 through March 1, 2017, Mr. Banks was appointed interim Chief Executive Officer of the Company along with maintaining his roles of Executive Vice President and Chief Operating Officer. From 2006 to 2008, he served as Vice President International Operations and Strategic Ventures. Mr. Banks is also President of the Company’s subsidiary, Swift Energy International, and has served as an officer of such company since he joined the Company in 2004. He was an executive officer of Swift Energy when it filed for relief under the Bankruptcy Code on December 31, 2015, and throughout the Company’s reorganization and emergence from bankruptcy on April 22, 2016. Mr. Banks has 40 years of experience in both U.S. and international exploration and production activities. His responsibilities have included exploration, development, exploitation and acquisition projects. Prior to joining Swift Energy, Mr. Banks held executive-level positions at Vanco Energy Company, Mosbacher Energy Company, and Kuwait Foreign Petroleum Company, and senior-level positions at Santa Fe International Corporation. His direct project responsibilities have included exploration and production operations in 13 different countries in North America, Africa, Asia, Europe and the Pacific Rim. Mr. Banks holds a BSc degree from The Pennsylvania State University.

Alton D. Heckaman, Jr., 60, was appointed Executive Vice President of Swift Energy in November 2004 and Chief Financial Officer in August 2000 and served in such a role until his retirement on March 20, 2017. Up until his retirement, he was the Company’s principal financial officer and principal accounting officer under SEC guidelines. Mr. Heckaman previously served as Senior Vice President — Finance from August 2000 until November 2004 and served in other progressive positions of responsibility since joining the Company in 1982. He was an executive officer of Swift Energy when it filed for relief under the Bankruptcy Code on December 31, 2015, and throughout the Company’s reorganization and emergence from bankruptcy on April 22, 2016. Mr. Heckaman is a Certified Public Accountant and holds the degrees of Bachelor of Business Administration in Accounting and Master of Business Administration. Additional information about Mr. Heckaman’s retirement is further discussed in the “Compensation Discussion and Analysis” of this proxy statement.

Steven L. Tomberlin, 58, was appointed Senior Vice President — Resource Development and Engineering in February 2012 and held that position until his resignation effective May 12, 2016. Mr. Tomberlin previously served as Vice President — Resource Development and Engineering from December 2009 to February 2012, and as Director of Reservoir Management and Technology from 2008 (when he joined the Company) to 2009. He was an executive officer of Swift Energy when it filed for relief under the Bankruptcy Code on December 31,

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2015, and throughout the Company’s reorganization and emergence from bankruptcy on April 22, 2016. Prior to joining the Company, Mr. Tomberlin held key positions with BP Production America as Director—Decommissioning from February 2008 to October 2008 and as Manager — Operations Technical Group from January 2005 to January 2008. Mr. Tomberlin has over thirty years of experience in the oil and gas industry in the areas of exploration and development of properties in the Mid-Continent, Gulf Coast onshore and Gulf of Mexico regions and holds the degree of Bachelor of Science in Chemical Engineering.

G. Gleeson Van Riet, 48, was appointed Executive Vice President and Chief Financial Officer of Swift Energy on March 20, 2017. He serves as the Company’s principal financial officer under SEC guidelines. Mr. Van Riet was previously the Chief Financial Officer of Sanchez Energy Corporation, where he held a series of positions of increasing responsibility from April 2013 to March 2016. From 2012 until 2013, Mr. Van Riet worked at Excetus Partners, a consulting firm advising private equity firms investing in the energy industry. Prior to that, he was an investment banker with Credit Suisse and also previously worked for Donaldson, Lufkin & Jenrette. Mr. Van Riet has over 20 years of finance experience. He earned a dual Bachelor of Arts and Bachelor of Science from the University of Pennsylvania and a Master of Business Administration from the Harvard Business School.

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PROPOSAL 2: APPROVAL OF THE FIRST AMENDMENT TO THE SWIFT ENERGY COMPANY 2016 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2016 PLAN

At the annual meeting, shareholders will be asked to approve the First Amendment (the “First Amendment”) to the Swift Energy Company 2016 Equity Incentive Plan (the “2016 Plan”), which increases the number of shares available under the 2016 Plan by 600,000 shares and makes certain other ministerial changes to reflect changes in applicable accounting guidance. As explained in greater detail below, we believe approval of the First Amendment is advisable in order to ensure that we have an adequate number of shares available under the 2016 Plan for our compensation programs.

Background and Purpose of the Proposal

The 2016 Plan was originally approved by the United States Bankruptcy Court for the District of Delaware in connection with our Plan of Reorganization and became effective on April 22, 2016, the date we emerged from bankruptcy. Upon emergence, there were 582,011 shares available for grant under the 2016 Plan.

The purpose of the First Amendment is to increase the number of shares of the Company’s common stock (the “Common Stock”) that we may grant under the 2016 Plan. On February 13, 2017, our Board unanimously approved the First Amendment, subject to shareholder approval at the annual meeting. If the First Amendment is not approved by shareholders, the 2016 Plan will continue in effect in its present form. If the First Amendment is approved by shareholders, we intend to file, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-8 to register the additional shares of Common Stock available for issuance under the 2016 Plan.

We believe that approval of the First Amendment will give us the flexibility to make stock-based awards and other awards permitted under the 2016 Plan over the next three years in amounts determined to be appropriate by the Committee (as defined below); however, this timeline is simply an estimate used to determine the number of additional common shares requested pursuant to the First Amendment and future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to the future price of our Common Stock, award levels and amounts provided by our competitors and our hiring activity over the next few years. The closing market price of our Common Stock as of February 28, 2017, was $29.25 per share, as reported on the OTCQX Best Market.

As of February 28, 2017, the total number of outstanding shares of Common Stock was 11,465,688. Following our annual equity awards made in March 2017, we have approximately 4,000 shares remaining in the 2016 Plan. The potential dilution of issuing the remaining shares in the 2016 Plan (which is the number of shares of Common Stock available for grant under the 2016 Plan, divided by the total number of shares of Common Stock outstanding) is negligible. If the First Amendment is approved by shareholders, the potential dilution from issuances authorized under the 2016 Plan related to the newly-approved shares will increase to approximately 5.23%. The total potential dilution from the shares originally reserved for the 2016 Plan (582,011) and the newly-approved shares if the First Amendment is approved will be approximately 10.5%. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards.

Consequences of Failing to Approve the Proposal

Failure of our shareholders to approve this proposal will mean that we only have approximately 4,000 shares to grant equity awards under the terms of the 2016 Plan. As such, if this proposal is not approved, in order to incentivize our employees, we will have to develop non-equity, long-term compensation alternatives, likely in the form of cash-based awards. If the First Amendment is not approved by shareholders, the 2016 Plan will remain in effect in its current form.

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Description of the Swift Energy Company 2016 Equity Incentive Plan

A summary description of the material features of the 2016 Plan, as amended to reflect the First Amendment, is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2016 Plan and is qualified in its entirety by reference to (i) the 2016 Plan, a copy of which is incorporated by reference to Exhibit 4.4 to our Form S-8 (File No. 333-210936), filed on April 27, 2016 and (ii) the First Amendment, which is attached as Appendix A to this proxy statement and incorporated by reference in its entirety.

Purpose of the 2016 Equity Incentive Plan

The purpose of the 2016 Plan is to further the growth and profitability of the Company by increasing incentives and encouraging Common Stock ownership on the part of employees, officers, non-employee directors, consultants and independent contractors of the Company and its subsidiaries. The Company seeks to achieve the 2016 Plan’s purpose primarily by providing grants of a variety of awards (collectively referred to as “Awards”), including but not limited to:

•	incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”);

•	stock options that do not qualify as incentive stock options (“Nonstatutory Options” and, together with Incentive Options, “Options”);

•	stock appreciation rights (“SARs”);

•	restricted stock awards (“Restricted Stock”);

•	restricted stock units (“RSUs”);

•	cash incentive awards;

•	awards that are subject to or contingent upon certain performance measures (“Performance Awards”); and

•	other stock-based awards.

The 2016 Plan, in part, is intended to qualify under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), which governs Incentive Options. The 2016 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. No awards may be granted under the 2016 Plan after 10 years from the date the 2016 Plan was approved by the Board. The 2016 Plan shall remain in effect until all Awards granted under the 2016 Plan have been exercised, satisfied, forfeited or expired.

Administration of the 2016 Equity Incentive Plan

A committee of two or more members of the Board (the “Committee”) administers the 2016 Plan. Subject to the terms and conditions of the 2016 Plan, the Committee shall have the power from time to time to:

•	determine which Eligible Individuals (as defined below) shall receive an Award;

•	prescribe the form, amount, timing and other terms and conditions of each Award;

•	adopt procedures or rules as it deems necessary or appropriate for the 2016 Plan; and

•	make all other decisions and determinations that may be required pursuant to the 2016 Plan or any award agreement.

The Board may alter or amend the 2016 Plan or any part thereof from time to time; provided that no change in the 2016 Plan may be made that would materially adversely alter or impair the rights or obligations under any Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not,

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without the approval of our shareholders, amend the 2016 Plan to materially increase the benefits accruing to Participants under the 2016 Plan, materially increase the aggregate maximum number of shares of Common Stock that may be issued under the 2016 Plan, materially modify the requirements for participation in the 2016 Plan or take any other action that otherwise must be approved by shareholders in order to comply with the NYSE, or if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares are traded or quoted. Notwithstanding, while not presently listed on the NYSE, the Company intends to comply with the more stringent listing requirements of the NYSE.

Shares Subject to the 2016 Equity Incentive Plan

The First Amendment would increase the number of shares of Common Stock available for Awards under the 2016 Plan from the number authorized to be issued under the 2016 Plan by 600,000 shares. Accordingly, after giving effect to the First Amendment, the maximum aggregate number of shares of Common Stock that may be granted for any and all Awards under the 2016 Plan may not exceed 1,182,011 shares of Common Stock. In addition, the 2016 Plan also includes individual limitations on the amounts of Awards that may be awarded. Specifically, (i) the maximum aggregate number of shares of Common Stock that may be issued upon the exercise of Incentive Options may not exceed 500,000 shares of Common Stock, (ii) the maximum aggregate number of shares of Common Stock that may be subject to Options or SARs granted to any one Participant during any calendar year may not exceed 200,000 shares of Common Stock, (iii) the maximum aggregate number of shares of Common Stock that may be subject to Awards, denominated in shares of Common Stock, intended to satisfy the requirements for qualified “performance-based compensation” under Section 162(m) of the Code granted to any one Participant during any calendar year may not exceed 200,000 shares of Common Stock, (iv) the maximum aggregate value of Awards, denominated in cash, intended to satisfy the requirements for qualified “performance-based compensation” under Section 162(m) of the Code granted to any one Participant during any calendar year may not exceed $3,000,000, and (v) the maximum aggregate value of Awards granted to any non-employee director during any calendar year may not exceed $500,000.

As of February 28, 2017, there were (i) awards issued relating to 272,158 shares of the Company’s Common Stock from the 2016 Plan, leaving (ii) 221,295 shares of Common Stock available for future Awards. Following the awards granted in March 2017, the total shares available for future Awards was reduced to approximately 4,000 shares, as discussed in more detail above.

The shares of Common Stock subject to an Award that are not issued or delivered by reason of expiration, cancellation, forfeiture or other termination of such Award or the settlement of all or a portion of such Award in cash shall again be available for issuance under the 2016 Plan. Notwithstanding the foregoing, shares of Common Stock withheld for the payment of an Award’s exercise price or to satisfy tax withholding obligations shall not again be available for issuance under the 2016 Plan. The shares of Common Stock issued under the 2016 Plan may be, in whole or in part, authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares or a combination thereof.

Persons Who May Participate in the 2016 Equity Incentive Plan

Individuals eligible to receive Awards, or “Eligible Individuals,” under the 2016 Plan are employees of the Company or any of its subsidiaries or non-employee directors, officers, consultants and independent contractors who provide services to the Company or any of its subsidiaries. Eligible Individuals to whom an Award is granted under the 2016 Plan are referred to as “Participants.” As of February 28, 2017, we had approximately 2 executive officers, 100 other employees, and 6 non-employee directors who would be eligible to participate in the 2016 Plan. As of March 2017, the Company had 4 executive officers eligible to participate in the 2016 Plan, with the addition of Mr. Woolverton joining the Company as Chief Executive Officer and Director on March 1, 2017, Mr. Van Riet joining the Company as Executive Vice President and Chief Financial Officer on March 20, 2017, and other recent executive officer appointments for 2017. Although eligible, no consultants or independent contractors currently participate in the 2016 Plan.

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Awards under the 2016 Equity Incentive Plan

Stock Options. The Company may grant Options to Eligible Individuals including (i) Incentive Options that comply with Section 422 of the Code; and (ii) Nonstatutory Options. The exercise price of each Option granted under the 2016 Plan shall be determined by the Committee; however, the exercise price for an Option may not be less than the fair market value per share of Common Stock as of the grant date. Options may be exercised as the Committee determines, but not later than ten years from the grant date. The vested portion of an Option may be exercised, in whole or in part, at any time after becoming exercisable until its expiration or termination.

An Option agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of an SAR in connection with the grant of an Option.

Except as permitted under the 2016 Plan in connection with a corporate transaction or event described in the 2016 Plan, Options and SARs may not be amended without the approval of the shareholders of the Company so as to (i) reduce the option price of any outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, as applicable.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of Common Stock subject to restrictions, terms and conditions imposed by the Committee in its discretion. Unless the Committee determines otherwise, upon the issuance of Restricted Stock, a Participant shall have all of the rights of a shareholder with respect to the shares of Common Stock represented by the Restricted Stock, including the right to vote such shares of Common Stock and to receive all dividends or other distributions made with respect to the shares of Common Stock.

Restricted Stock Units. An RSU Award represents a right to receive shares of Common Stock or cash, or a combination thereof, in the future in consideration of the performance of services, but subject to the fulfillment of conditions (which may include the achievement of performance goals) during a restricted period, as specified by the Committee. RSUs may be paid in shares of Common Stock, cash or a combination thereof.

Stock Appreciation Rights. A SAR is the right to receive a share of Common Stock, or an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the base price of the SAR, as determined by the Committee. The base price of a SAR may not be less than the fair market value per share of Common Stock as of the grant date. The Committee has the discretion to determine other terms and conditions of a SAR.

Performance Awards. Performance Awards may be granted to Eligible Individuals on terms and conditions determined by the Committee and set forth in an Award agreement. A Performance Award shall be awarded to a Participant contingent upon one or more performance measures established by the Committee.

If an eligible person is a Covered Employee, and the Committee determines that a contemplated Performance Award should qualify as “performance-based compensation” under Section 162(m), then the grant and/or settlement of such Award will be contingent upon achievement of one or more pre-established performance objectives based on the performance measures specified in the 2016 Plan.

With respect to any Performance Awards intended to constitute “performance-based compensation” within the meaning of Section 162(m), performance objectives shall be expressed in terms of: (a) revenue or oil and gas sales, (b) earnings per share of Common Stock (basic and diluted), (c) net income per share of Common Stock, (d) price per share of Common Stock, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income and operating profit, (i) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, net cash from operations, return on investment and cash flow in excess of cost of capital), (j) earnings before interest, taxes, depreciation and amortization, (k) earnings before interest and taxes, (l) sales, (m) total

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stockholder return relative to assets, (n) total stockholder return relative to peers, (o) financial returns (including, without limitation, return on assets, return on net assets, return on equity return on capital, return on operating revenue and return on investment), (p) cost reduction targets, (q) customer satisfaction, (r) customer growth, (s) employee satisfaction, (t) gross margin or gross profit, (u) revenue growth, (v) market share, (w) book value per share, (x) expenses and expense ratio management, (y) finding costs of oil and gas reserves, (z) volumes of oil and gas reserves or adjusted reserves or changes therein, (aa) percentage of reserves replaced, (bb) production or adjusted production or production exit rate, (cc) lease operating cost (“LOE”) measures, or adjusted LOE measures, (dd) general and administrative (“G&A”) or adjusted G&A measures, (ee) net asset value (“NAV”) or NAV per share, (ff) operating cost measures or reductions, (gg) earnings and earnings growth (including earnings per share and earnings before or after interest and taxes, earnings before taxes, EBITDA or net earnings), (hh) basic or diluted earnings per share or growth in earnings or earnings per share, (ii) stock price or change in stock price, (jj) total shareholder return, (kk) return on capital or change in working capital or return on capital employed, (ll) reduction of fixed costs, (mm) liquidity, (nn) health safety & environmental (“HS&E”) total recordable incident rate, or (oo) any combination of the foregoing. Performance goals may be related to the performance of the individual or in respect of the performance of the Company, one or more of its subsidiaries or any combination thereof on either a consolidated, business unit, departments, regions, functions, other organizational units or divisional level and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results over a previous period or to a designated comparison group. Performance goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices or to one or more of the performance goals themselves) and may be expressed in terms of a progression within a specified range. In addition, subject to any limitations under Section 162(m), such performance measures may be subject to adjustment by the Committee for changes in accounting principles, to satisfy regulatory requirements or for other specified extraordinary, unusual or infrequent items or events.

Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the performance measure(s) for such performance period, as determined and certified in writing by the Committee. The Committee, in its sole discretion, may provide for a reduction in the value of a Participant’s Performance Award during the performance period. Payment of a Performance Award may be made in cash, Common Stock, other Awards or a combination thereof, as determined by the Committee.

Other Stock-Based Awards. The Committee may grant an Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units thereof. The Committee may grant cash or unrestricted shares of Common Stock to an Eligible Individual on such terms and conditions as the Committee may determine at the time of grant. Awards of Common Stock may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

Other Provisions

Transferability of Awards. The 2016 Plan generally restricts the transfer of Awards, except for (1) transfer by will or the laws of descent and distribution or (2) to one or more members of a Participant’s immediate family. Notwithstanding the foregoing, Incentive Options will not, under any circumstances, be transferable other than by will or the laws of descent and distribution.

Changes in Capital Structure. In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock

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split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change in control or exchange of shares of Common Stock or other securities of the Company, or other corporate transaction or event (each a “Corporate Event”) affects the shares of Common Stock, the Board shall, in its sole discretion, in such manner as it in good faith deems equitably required to prevent dilution or enlargement of the rights of Participants adjust any or all of (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the exercise price or base price with respect to any Award, or make provision for an immediate cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award.

Substitute Awards. Awards may be granted in substitution or exchange for similar awards held by individuals who become Participants as a result of a merger, consolidation or acquisition of another entity by or with the Company or one of its subsidiaries.

Termination and Amendment. The Board may terminate the 2016 Plan at any time and from time to time alter or amend the 2016 Plan; provided that no such change may be made that would materially adversely alter or impair the rights of a Participant with respect to an Award theretofore granted without the consent of such Participant; provided, further, that the Board may not, without approval of the shareholders of the Company, amend the 2016 Plan to materially increase the benefits accruing to Participants under the 2016 Plan, materially increase the aggregate maximum number of shares of Common Stock that may be issued under the 2016 Plan, materially modify the requirements for participation in the 2016 Plan or take any other action that otherwise must be approved by shareholders in order to comply with the NYSE.

Tax Withholding. The First Amendment modifies the tax withholding provision under the 2016 Plan in order to enable the Company to withhold taxes due or potentially payable with respect to an award granted under the 2016 Plan from shares of Common Stock (including shares of Common Stock otherwise issuable under an Award) at the maximum statutory withholding rate applicable to a Participant. The Company shall have the right to deduct or withhold, or cause to be deducted or withheld, from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant, the amount (in cash, Common Stock (including Common Stock that would otherwise be issued with respect to such Award) or other property) of any applicable taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations and to take such other action(s) as may be necessary in the opinion of the Company to satisfy its withholding obligations with respect to such Award.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to Participants arising from participation in the 2016 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a Participant in the 2016 Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, Nonstatutory Options and SARs with an exercise price less than the fair market value of shares of Common Stock on the grant date, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the 2016 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants

Options and SARs. Participants will not realize taxable income upon the grant of an Option or a SAR. Upon the exercise of a Nonstatutory Option or a SAR, a Participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair

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market value of the shares of Common Stock received, over (ii) the exercise price of the Award. A Participant will generally have a tax basis in any shares of Common Stock received pursuant to the exercise of a Nonstatutory Option or SAR that equals the fair market value of such shares of Common Stock on the date of exercise. Subject to the discussion under “— Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the shares of Common Stock acquired as a result of the exercise of a Nonstatutory Option or SAR, any appreciation (or depreciation) in the value of the shares of Common Stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of Common Stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an Option intended to qualify as an Incentive Option (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Common Stock received upon exercise of the Incentive Option (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that has been held for the required holding period (generally, at least two years from the grant date and one year from the date of exercise of the Incentive Option), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Shares. However, if a Participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Shares. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Shares. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “— Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of Common Stock (other than ISO Shares that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an Incentive Option, no additional gain will be recognized on the transfer of such previously held shares of Common Stock in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, that number of shares of Common Stock received upon exercise which equals the number of previously held shares of Common Stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Common Stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

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The 2016 Plan generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a qualified domestic relations order, but the 2016 Plan allows the Committee to permit the transfer of Awards (other than Incentive Options), in its discretion. For income and gift tax purposes, certain transfers of Nonstatutory Options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of Options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the Options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the shares of Common Stock, the potential for future appreciation or depreciation of the shares of Common Stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 per donee (for 2017, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Other Awards: Cash Awards, RSUs, Restricted Stock and Common Stock Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU Award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of Common Stock in settlement of the RSU Award, as applicable, in an amount equal to the cash or the fair market value of the shares of Common Stock received.

A recipient of Restricted Stock or an Award of unrestricted Common Stock generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of Common Stock when received, reduced by any amount paid by the recipient; however, if the shares of Common Stock are not transferable and are subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of Common Stock (i) when the shares of Common Stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of Common Stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of Common Stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

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A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the shares of Common Stock received by a Participant will equal the amount recognized by the Participant as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares of Common Stock will commence on the later of the date the shares of Common Stock are received or the restrictions lapse. Subject to the discussion below under “— Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Consequences to the Company

Reasonable Compensation. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2016 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Performance-Based Compensation. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the 2016 Plan could be limited by Section 162(m). Section 162(m) limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m)) in excess of $1,000,000. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt “performance-based compensation” from the $1,000,000 deductibility limitation, the grant, vesting, exercise or settlement of the Award must be based on the satisfaction of one or more performance goals selected by the Committee and certain other requirements must be met, including shareholder approval requirements. Although the 2016 Plan has been drafted to satisfy the requirements for the “performance-based compensation” exception, the Company may determine that it is in the Company’s best interests not to satisfy the requirements for the exception in certain situations.

New Plan Benefits

The Awards, if any, that will be made to Eligible Individuals under the 2016 Plan are subject to the discretion of the Committee; therefore, the Company cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future. Accordingly, no New Plan Benefits Table is provided.

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Previously Awarded Options

The following table sets forth, for the Named Executive Officers and certain other groups, all shares of Common Stock underlying outstanding Options previously awarded under the 2016 Plan; this table is inclusive of awards granted in March of this year (2017). No associate of any of the Named Executive Officers, non-employee directors or director nominees set forth below holds or has held options to purchase our common stock.

Name and Principal Position	Number of Shares Issued or Underlying Options
Terry E. Swift Former Chief Executive Officer and Director	39,683
Robert J. Banks Executive Vice President and Chief Operating Officer and Former Interim Chief Executive Officer	46,488
Alton D. Heckaman, Jr. Former Executive Vice President and Chief Financial Officer	21,164
Steven L. Tomberlin Former Senior Vice President — Resource Development and Engineering	0
All executives as a group (7 total)	141,666
Non-executive director group(1)	10,572
Non-executive officer group	34,090

Total	186,328

(1)    All members of the Board who are not also our executive officers.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2016.

	Equity Compensation Plan Information(1)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted –average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	105,811	23.25	662,295

Total	105,811	$23.25	662,295

(1)	Includes equity compensation plan information for both the 2016 Plan and the Swift Energy Company Inducement Plan (“Inducement Plan”), a copy of which is incorporated by reference to Exhibit 4.4 to our Form S-8 (File No. 333-215235), filed on December 21, 2016.
(2)	No awards were granted under the Inducement Plan until 2017. Therefore, the total shares included in column (c) reflect the shares remaining available for issuance under the 2016 Plan (221,295) and the total shares authorized to be issued under the Inducement Plan (441,000) on December 31, 2016.

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Board Recommendation

The affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, Proposal 2, is required to amend the 2016 Plan to increase the number of shares of Common Stock that may be issued under the 2016 Plan. Unless otherwise directed by a proxy marked to the contrary, it is the intention of the persons designated on the proxy card to vote the proxies “FOR” amending the 2016 Plan to increase the number of shares of common stock that may be issued under the 2016 Plan. The Board believes that such approval is essential to enable the Company to continue to attract and retain qualified employees and directors.

A majority of the votes cast is required to approve this Proposal 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote. Abstentions will be considered as votes cast and will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

The Board of Directors unanimously recommends that shareholders vote “FOR” approving the First Amendment to the Swift Energy Company 2016 Equity Incentive Plan to increase the number of shares of common stock that may be issued under the 2016 Plan.

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PROPOSAL 3: APPROVAL OF THE MATERIAL TERMS OF THE SWIFT ENERGY COMPANY 2016 EQUITY INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(M) WITH RESPECT TO THE ADDITIONAL SHARES

In addition to approving the First Amendment as set forth in Proposal 2, we are also asking shareholders to approve the material terms of the 2016 Plan for purposes of complying with the requirements of Section 162(m) solely with respect to the additional shares to be added to the 2016 Plan, subject to shareholder approval, pursuant to the First Amendment (the “Additional Shares”) in order to allow us to grant Awards under the 2016 Plan using the Additional Shares that are designed as “performance-based compensation” within the meaning of Section 162(m).

Background and Purpose of the Proposal

We believe it is desirable to have the ability to deduct, for federal income tax purposes, the value of Awards granted pursuant to the 2016 Plan. The 2016 Plan is intended to qualify for exemption from the deduction limitations of Section 162(m) by providing “performance-based compensation” to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to the Chief Executive Officer and the three other most highly compensated officers (other than the principal financial officer) (“Covered Employees”) determined pursuant to the SEC’s executive compensation disclosure rules may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, compensation paid to Covered Employees may be deducted in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m). In addition to certain other requirements, in order for Awards under the 2016 Plan to constitute “performance-based compensation,” the material terms of the 2016 Plan must be disclosed to and approved by our shareholders.

We are specifically requesting that shareholders vote to approve: (1) the maximum amount of compensation that may be paid to a Participant under the 2016 Plan in any fiscal year, (2) the individuals eligible to receive compensation under the 2016 Plan, and (3) the performance criteria on which the performance goals are based for purposes of Section 162(m). Each of these items is discussed below, and shareholder approval of this proposal constitutes approval of each of these items for purposes of the Section 162(m) shareholder approval requirements.

Consequences of Failing to Approve the Proposal

If this Proposal 3 is not approved by shareholders, Covered Employees may not receive the compensation that we intended to provide them under the 2016 Plan and the deductibility of Awards granted to Covered Employees in the future may potentially be limited. This means that we may be limited in our ability to grant Awards that satisfy our compensation objectives and that are deductible (although we retain the ability to evaluate the performance of the Covered Employees and to pay appropriate compensation even if some of it may be non-deductible). For the avoidance of doubt, if this Proposal 3 is not approved by shareholders, we will continue to be able to grant Awards of “performance-based compensation” within the meaning of Section 162(m) under the 2016 Plan with respect to shares of Common Stock currently available under the 2016 Plan (i.e., prior to giving effect to the First Amendment and the Additional Shares) as a result of the approval of the proposal setting forth the material terms of the 2016 Plan by our shareholders at the 2017 annual meeting.

Maximum Amounts of Compensation

Consistent with certain provisions of the Code, there are restrictions providing for a maximum number of shares of Common Stock that may be granted in any one year to a Covered Employee and a maximum amount of cash compensation payable in any one year as an Award under the 2016 Plan to a Covered Employee. Specifically, (i) the maximum number of shares of Common Stock that may be subject to Awards intended to constitute “performance-based compensation” within the meaning of Section 162(m) denominated in shares of

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Common Stock granted under the 2016 Plan to any one individual during any calendar year may not exceed 200,000 and (ii) the maximum amount of compensation that may be paid under Awards intended to constitute “performance-based compensation” within the meaning of Section 162(m) that are not denominated in shares of Common Stock granted under the 2016 Plan to any one individual during any calendar year may not exceed $3,000,000.

Eligibility

Employees of the Company or any of its subsidiaries or non-employee directors, officers, consultants and independent contractors who provide services to the Company or any of its subsidiaries are eligible to receive Awards under the 2016 Plan. Although Section 162(m) only limits the deductibility for compensation paid to a Covered Employee who is employed as of the end of the year, the performance goals described below may be applied to other senior officers in the event that any of them could be deemed to be a Covered Employee under the Section 162(m) regulations during the time that they hold the Performance Award.

Performance Criteria and Performance Awards

If an eligible person is a Covered Employee, and the Committee determines that a contemplated Performance Award should qualify as “performance-based compensation” under Section 162(m), then the grant and/or settlement of such Award will be contingent upon achievement of one or more pre-established performance objectives based on the performance measures specified in the 2016 Plan.

With respect to any Performance Awards intended to constitute “performance-based compensation” within the meaning of Section 162(m), performance objectives shall be expressed in terms of: (a) revenue or oil and gas sales, (b) earnings per share of Common Stock (basic and diluted), (c) net income per share of Common Stock, (d) price per share of Common Stock, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income and operating profit, (i) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, net cash from operations, return on investment and cash flow in excess of cost of capital), (j) earnings before interest, taxes, depreciation and amortization, (k) earnings before interest and taxes, (l) sales, (m) total stockholder return relative to assets, (n) total stockholder return relative to peers, (o) financial returns (including, without limitation, return on assets, return on net assets, return on equity return on capital, return on operating revenue and return on investment), (p) cost reduction targets, (q) customer satisfaction, (r) customer growth, (s) employee satisfaction, (t) gross margin or gross profit, (u) revenue growth, (v) market share, (w) book value per share, (x) expenses and expense ratio management, (y) finding costs of oil and gas reserves, (z) volumes of oil and gas reserves or adjusted reserves or changes therein, (aa) percentage of reserves replaced, (bb) production or adjusted production or production exit rate, (cc) lease operating cost (“LOE”) measures, or adjusted LOE measures, (dd) general and administrative (“G&A”) or adjusted G&A measures, (ee) net asset value (“NAV”) or NAV per share, (ff) operating cost measures or reductions, (gg) earnings and earnings growth (including earnings per share and earnings before or after interest and taxes, earnings before taxes, EBITDA or net earnings), (hh) basic or diluted earnings per share or growth in earnings or earnings per share, (ii) stock price or change in stock price, (jj) total shareholder return, (kk) return on capital or change in working capital or return on capital employed, (ll) reduction of fixed costs, (mm) liquidity, (nn) health safety & environmental (“HS&E”) total recordable incident rate, or (oo) any combination of the foregoing. Performance goals may be related to the performance of the individual or in respect of the performance of the Company, one or more of its subsidiaries or any combination thereof on either a consolidated, business unit, departments, regions, functions, other organizational units or divisional level and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results over a previous period or to a designated comparison group. Performance goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices or to one or more of the performance goals themselves) and may be expressed in terms of a progression within a specified range. In addition, subject to any limitations under Section 162(m), such performance measures may be subject to adjustment by the Committee for changes in accounting principles, to satisfy regulatory requirements or for other specified extraordinary, unusual or infrequent items or events.

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For a detailed description of the remaining terms of, certain tax consequences associated with participation in and other information regarding the 2016 Plan, please see Proposal 2.

Board Recommendation

The affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, Proposal 3, is required to approve the material terms of the 2016 Plan to comply with the requirements of Section 162(m) solely with respect to the Additional Shares to be added to the 2016 Plan. Unless otherwise directed by a proxy marked to the contrary, it is the intention of the persons designated on the proxy card to vote the proxies “FOR” approving the material terms of the 2016 Plan to comply with the requirements of Section 162(m) for the Additional Shares being approved in Proposal 2. The Board believes that such approval is important for the Company to be able to satisfy its compensation objectives to retain qualified employees and directors by ensuring that certain performance awards are deductible to the extent legally permissible.

A majority of the votes cast is required to approve this Proposal 3. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote. Abstentions will be considered as votes cast and will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the material terms of the Swift Energy Company 2016 Equity Incentive Plan for purposes of complying with the requirements of Section 162(m) with respect to the Additional Shares.

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PROPOSAL 4 — RATIFICATION OF SELECTION OF BDO USA, LLP AS SWIFT ENERGY COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

The Audit Committee of the Board of Directors has selected BDO USA, LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements and internal control over financial reporting for 2017. BDO USA, LLP has served as the Swift Energy’s independent auditor since June 8, 2016, shortly after the Company emerged from bankruptcy on April 22, 2016. See “Audit Committee Disclosure” following this proposal for more information related to BDO USA, LLP.

Shareholder approval or ratification is not required for the selection of BDO USA, LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent registered public accounting firm. However, the selection is being submitted for ratification at the Annual Meeting as a matter of good corporate practice. No determination has been made as to what action the Board of Directors would take if shareholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

Brokers have discretion to vote this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker may still vote on this proposal.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the selection of BDO USA, LLP as the Company’s independent auditor.

2017 Proxy Statement	| 41

AUDIT COMMITTEE DISCLOSURE

Preapproval Policies and Procedures

The charter of the Audit Committee provides that the Audit Committee shall approve, in its sole discretion, any services to be provided by the Company’s independent registered accounting firm, including audit services and significant non-audit services (significant being defined for these purposes as non-audit services for which fees in the aggregate equal 5% or more of the base annual audit fee paid by the Company to its independent auditor), before such services are rendered, and consider the possible effect of the performance of such latter services on the independence of the auditor. The Audit Committee may delegate preapproval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom preapproval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described below for 2016 and 2015 were preapproved by the Audit Committee before BDO USA, LLP and the Company’s former auditor, Ernst and Young LLP, were engaged to render services. Ernst and Young LLP was the Company’s independent auditor from 2002 through June 8, 2016, when BDO USA, LLP was engaged to render the services.

Services Fees Paid to Independent Public Accounting Firm

BDO USA, LLP, certified public accountants, began serving as the Company’s independent registered public accounting firm in June 2016. The Audit Committee engaged BDO USA, LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2016. There was no separate shareholder approval to engage BDO USA, LLP as the Company did not have an annual meeting in 2016 due to its reorganization and emergence from bankruptcy. A representative from BDO USA, LLP will be present at this year’s Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. As mentioned above, Ernst and Young LLP, certified public accountants, began serving as Swift Energy’s independent auditor in 2002 and was the Company’s independent registered public accounting firm up through the review of the financial statements included in the Company’s Quarterly Report on Form 10-Q for first quarter 2016.

The following table presents fees and expenses accrued by BDO USA, LLP for its audit of the Company’s annual consolidated financial statements and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2016, and for its audit of internal control over financial reporting for 2016, and for other services provided by BDO USA, LLP.

2016
Audit Fees	$546,041
Audit-Related Fees
Tax Fees	$—
All Other Fees	—

Totals	$546,041

42 |	2017 Proxy Statement

The following table presents fees and expenses accrued by Ernst and Young LLP for its audit of or consent to the Company’s annual consolidated financial statements and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2015 and the first quarter of 2016, and for its audit of internal control over financial reporting for 2015, and for other services provided by Ernst and Young LLP.

	2016	2015
Audit Fees	$131,200	$1,489,474
Audit-Related Fees	—	—
Tax Fees	$355,011	$123,037
All Other Fees	657,315	—

Totals	$1,143,526	$1,612,511

The audit fees for 2016 and 2015 for BDO USA, LLP and Ernst and Young LLP, were for professional services rendered in connection with the audits of our consolidated financial statements and reviews of our quarterly consolidated financial statements within such years. These fees also include the issuance of comfort letters, consents and assistance with review of various documents filed with the SEC in 2016 and 2015. The tax services provided in 2016 and 2015 generally consisted of compliance, tax advice and tax planning services. The all other fees includes consulting work Ernst and Young LLP was engaged to perform subsequent to their termination as the Company’s auditors, primarily as part of the Company’s reorganization and emergence from bankruptcy; this included work tied to the first 100 days following our emergence from bankruptcy and work to prepare the Company’s book income tax provision and related disclosures.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2016, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with BDO USA, LLP, the Company’s independent registered public accounting firm (the “Auditor”), the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 61 (codification of SAS AU § 380) as adopted by the Public Accounting Oversight Board in Rule 3200T, as amended and inclusive of any successor rule; and

•

obtained the written disclosures and the letter from the Auditor in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding the Auditor’s communications with the Audit Committee concerning independence, and has discussed with the Auditor the Auditor’s independence.

Based on the reviews and discussion referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gabriel L. Ellisor (Chair)
Michael Duginski
Charles W. Wampler

2017 Proxy Statement	| 43

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Named Executive Officers

In this proxy statement, our Named Executive Officers (“NEOs”) are: Terry Swift, our former Chief Executive Officer and Director who retired effective October 7, 2016, and although not an officer or employee as of the date of this proxy statement, is included as an NEO for the purposes of this proxy statement pursuant to applicable SEC rules; Robert Banks, Executive Vice President and Chief Operating Officer and Former Interim Chief Executive Officer; Alton Heckaman, our former Executive Vice President and Chief Financial Officer, who although not an officer or employee of the date of this proxy statement is included as an NEO for the purposes of this proxy statement pursuant to applicable SEC rules; and Steven Tomberlin, Former Senior Vice President—Resource Development and Engineering, who resigned effective May 12, 2016, and although not an officer or employee as of date of this proxy statement is included as an NEO for purposes of this proxy statement pursuant to applicable SEC rules.

Executive Summary

Emergence from Voluntary Reorganization under Chapter 11 Proceedings

Following the prolonged and severe commodity price collapse in our industry in late 2014 through 2015, after carefully investigating all available options to preserve value, Swift Energy, as discussed further under “Explanatory Note — Emergence from Voluntary Chapter 11 Reorganization” in this proxy statement, elected to file for protection and relief under the Bankruptcy Code on December 31, 2015. Swift Energy received bankruptcy court confirmation of our voluntary Plan of Reorganization on March 31, 2016, and subsequently emerged from bankruptcy with an Effective Date of April 22, 2016.

The Company’s filing for bankruptcy on the eve of 2016, subsequent reorganization and successful emergence significantly impacted the Company’s compensation practices during the year. Swift Energy maintained normal business operations throughout the course of the bankruptcy and was able to receive confirmation of the Plan of Reorganization, which enabled the Company to emerge from bankruptcy. While the scope of the Plan of Reorganization was much broader and had a substantial impact to shareholders and the Company as a whole, it was also comprised of several key compensation-related impacts to our NEOs. During the bankruptcy, limitations under the Bankruptcy Code effectively prohibited the Company from following its normal compensation program and calendar.

Under the Plan of Reorganization, the Company’s pre-petition common stock was cancelled and our previous shareholders received 4% of the post-emergence Company’s common stock and warrants to purchase up to 30% of reorganized Swift Energy’s equity. Further, any unvested equity awards that our NEOs or former directors held of the Company’s pre-petition common stock were cancelled upon emergence. The effects of those changes are reflected throughout this CD&A and proxy statement. Accordingly, the value of the previous long-term unvested equity awards of our NEOs was lost and any values associated with unvested pre-emergence equity awards in this proxy are illustrated for historical purposes only.

As a whole, 2016 was a year of reorganization and transition for Swift Energy, enabling the Company to better position itself to drive long-term value. Because it was an unprecedented year, Swift Energy’s pay practices during 2016 were specific to 2016 only and tied to our successful reorganization and emergence from bankruptcy during the year. Discussed later in this CD&A, our Board of Directors and Compensation Committee have approved returning to a more customary compensation program in 2017.

Transition of Management

Along with emergence from bankruptcy on April 22, 2016, the Company was impacted by the retirement of two of our NEOs. As discussed above, Mr. Swift retired effective October 7, 2016, as both the Company’s CEO

44 |	2017 Proxy Statement

and Director of the Company, and Mr. Heckaman, retired on March 20, 2017, as our Executive Vice President and Chief Financial Officer. Both were part of the management team that led Swift Energy through a successful reorganization and emergence from bankruptcy. Further, one of our other NEOs, Mr. Tomberlin, resigned from the Company on May 12, 2016. Accordingly, Mr. Banks is our sole NEO from 2016 who is a current executive officer and employee of Swift. Mr. Banks serves as our Executive Vice President and Chief Operating Officer and also previously served in the role of interim Chief Executive Officer from Mr. Swift’s retirement until Mr. Woolverton joined Swift Energy on March 1, 2017, as our Chief Executive Officer and a member of the Board. Along with the Company’s voluntary reorganization, the noteworthy transition in executive management impacted 2016 and, specifically, our pay practices for the year.

2016 Executive Compensation Highlights

Heading into 2016, our former Compensation Committee extended the salary freeze in effect for all NEOs, whose base salaries had remained unchanged since 2013. In addition, the Compensation Committee determined to not petition the Bankruptcy Court to pay annual cash bonuses to NEOs for performance during the 2015 fiscal year, which would have been paid in the first quarter of 2016.

Throughout the Company’s four months in bankruptcy, all efforts outside of ordinary operations and business were devoted to the reorganization and there was no formal compensation program in place, and, as noted above, any salary increases or bonuses were reduced to zero either by the Compensation Committee or as required by the Bankruptcy Code. As such, the Company did not use an independent compensation consultant during early 2016, our time in bankruptcy. After a successful emergence and reorganization, the following compensation components were implemented to reward and retain our NEOs:

•	A new independent Compensation Committee was formed and such committee engaged an independent compensation consultant, Longnecker and Associates (“Longnecker”);

•

As part of the Plan of Reorganization, our NEOs were granted long-term equity incentives effective upon emergence from bankruptcy in accordance with the newly-adopted Swift Energy Company 2016 Equity Incentive Plan, which included restricted stock units subject to time-based vesting and stock options subject to time-based vesting;

•

Effective upon emergence, as part of the Plan of Reorganization, the employment agreements of Messrs. Swift, Banks and Heckaman (a form of which had been in effect since November 1995 for Messrs. Swift and Heckaman and 2008 for Mr. Banks) were amended. The terms of these employment agreements, along with Messrs. Swift’s and Heckaman’s retirements pursuant to the employment agreements, are further discussed in “Potential Payments Upon Termination or Change in Control” in this proxy statement;

•

A formulaic annual incentive cash bonus program was implemented in July 2016 for NEOs and all employees based upon the levels of achievement of five operational and financial metrics following the Company’s first 100 days after emergence. Although the threshold, target and stretch levels were set based on full year 2016 performance, due to the timing of setting the metrics, all NEOs’ and employees’ target bonuses were set at 50% of their normal annual target bonus; and

•

On December 15, 2016, we adopted the Swift Energy Company Inducement Plan which provides for the grant of equity-based awards in order to attract and retain able persons as employees, directors and consultants.

Compensation Philosophy

Due to limitations under the Bankruptcy Code, in the first part of 2016, the Company did not have a formal compensation program or philosophy. Our former Compensation Committee continued the salary freeze for our NEOs while we were in bankruptcy and no annual bonuses were awarded for the previous fiscal year. Further, any unvested long-term equity awards held by our NEOs were cancelled resulting in a loss of all corresponding value as part of the reorganization.

2017 Proxy Statement	| 45

The long-term equity incentives granted following emergence were specifically triggered by our Plan of Reorganization and awarded to (i) ensure that our NEOs were rewarded for the successful reorganization in a short period of time and (ii) create long-term value for Swift Energy’s shareholders through management retention and continuity. Similarly, the amendments of our NEOs’ employment agreements were specifically triggered by the Plan of Reorganization to better align the interests of the continuing management team with the Company’s long-term shareholders following the reorganization.

Longnecker was engaged as the Compensation Committee’s independent compensation consultant following the Company’s emergence from bankruptcy on April 22, 2016. With Longnecker’s assistance, the Compensation Committee designed the formulaic annual incentive cash bonus program based on the Company’s performance on five operational and financial metrics. For 2016, outcomes were based on full-year performance, but awards were payable at 50% of the normal annual target bonus, as further discussed below. As Swift Energy has taken the difficult reorganizational steps needed to resume being a top-tier exploration and production company and incentivize and reward management, the Compensation Committee has also worked with Longnecker in early 2017 to design a more long-term executive compensation program. Details of our 2017 compensation program are also discussed below.

2016 Executive Compensation Program

Our cash incentive compensation program for 2016 was approved by the Compensation Committee and the Board subsequent to the Company’s emergence, and was composed of the following metrics, metric weightings and required performance levels. Incentive cash bonuses for 2016 for our NEOs (and all of our employees), were based on this performance matrix:

Level	Sales Volume(1)	EBITDA(2)	LOE(3)	Liquidity(4)	HS&E (TRIR)(5)
Threshold	52.0 Bcfe	$55.0 Million	$45.0 Million	$36.0 Million	1.2
Expected	57.3 Bcfe	$61.0 Million	$42.0 Million	$40.0 Million	1.0
Stretch	60.7 Bcfe	$67.0 Million	$40.0 Million	$44.0 Million	0.6
Weighting	20%	30%	20%	20%	10%

Company 2016 Performance	55.2 Bcfe	$63.2 Million	$40.7 Million	$107.3 Million	0.59

(1)	Sales Volume for 2016 was 55.0 Bcfe; this includes the volumes actually sold. Performance for this metric was between the threshold and expected levels and yielded a 14% credit for this metric.
(2)	EBITDA is Earnings Before Interest Depreciation, Taxes and Amortization which was $63.2 million and yielded a 30% credit for this metric.
(3)	Lease Operating Expense (“LOE”) was 40.7 Million for 2016; this performance above the stretch level yielded a 30% credit for this metric.
(4)	Liquidity is comprised of available cash and available borrowings on our line of credit at December 31, 2016. This performance above the stretch level yielded a 40% credit for this metric.
(5)	Health Safety & Environmental (“HS&E”) Total Recordable Incident Rate (“TRIR”) is an OSHA indicator that measures a company’s total recordable injury rate; the Company’s achievement of the stretch level on this metric yielded a 15% credit.

As previously mentioned, each NEO’s and employee’s annual cash bonus target was set at 50% of their normal annual cash bonus target. For instance, Mr. Banks’s annual cash bonus target, normally 90% of his base salary, was set at 45% of base salary for 2016. The Compensation Committee reduced the annual targets by 50% for 2016 because the Company remained in bankruptcy through late April and because the Company had not formalized its annual budget until July 1, 2016, which is a critical component to setting annual operating and performance metrics. Each metric was intended to incentivize NEOs (and all employees) to achieve near-term operational and financial objectives critical to our overall long-term mission and business goals following our restructure. The weighting of each metric established the importance of a given metric and, coupled with the minimum and maximum cash bonus opportunity range, incentivized our NEOs and employees to focus on all performance metrics and prevents one metric from yielding a payout inconsistent with the intent of the cash

46 |	2017 Proxy Statement

bonus program. Performance below the threshold level on any metric resulted in no credit awarded for that metric. Performance at or above the threshold level on any metric resulted in computing the pro rata percentage points achieved for such given metric.

The Company’s performance for 2016 in relation to the cash bonus incentive plan and goals is highlighted above. The calculation of Sales Volume (14%), EBITDA (30%), LOE (30%), Liquidity (40%) and HS&E TRIR (15%) resulted in a potential annual cash bonus payout of up to 129% of target. See footnotes one through five in the chart above. As previously mentioned, the only NEO to receive a 2016 annual incentive cash bonus under this program was Mr. Banks and the Compensation Committee utilized discretion to increase his award above his annual cash bonus target of 45% due to the Company’s achievement of the referenced operation and financial metrics and his leadership as interim Chief Executive Officer for a portion of 2016.

2016 NEO Compensation

The 2016 Compensation for our NEOs was somewhat unique given our reorganization, emergence from bankruptcy and management transition. For 2016, the primary compensation components were: (1) base salary, (2) annual incentive cash bonus for 2016, which was determined and paid at the beginning of 2017, and (3) long-term equity incentive awards made up of restricted stock units and stock options awarded as part of the Plan of Reorganization and 2016 Equity Incentive Plan. Except for certain life insurance benefits, all other retirement, health and welfare benefits received by our NEOs are also generally available to all Swift Energy employees.

The actual amounts received in 2016 are reflected in the Summary Compensation Table and the reasoning and basis for the approved compensation decisions are described below.

2016 Base Salary

Base Salary provides our NEOs with a base level of income and considers an individual’s responsibility, performance assessment and career experience along with the current market conditions. As detailed above our NEOs’ base salaries remained unchanged while the Company was in bankruptcy and had remained static since 2013. As part of the Company’s reorganizational efforts, our independent compensation consultant provided our Compensation Committee with statistics on how the base salaries of our NEOs reasonably compared to peers. The independent compensation consultant determined that the Company’s base salaries, for all employees including our NEOs, closely aligned to the 50th percentile of market data, which was typical for companies who recently faced a distressed situation and/or recently emerged from bankruptcy. Based on that same review, it was reflected that the base salary of Mr. Banks was low compared to other chief operating officers in our industry; accordingly, Mr. Bank’s salary was increased approximately 11.5% to $515,000 from $461,540 upon emergence in April 2016. For the rest of our NEOS, following consultation with Longnecker, our Compensation Committee determined that base salary levels were within the range of reasonableness and no changes were made.

2016 Annual Incentive Cash Bonus

For the annual performance cash bonus described in more detail above, the Compensation Committee used its discretion to award Mr. Banks a cash bonus above the expectation threshold of 50% due to Mr. Banks’s leadership throughout the reorganization and service as interim Chief Executive Officer until Mr. Woolverton joined the Company as Chief Executive Officer on March 1, 2017. Messrs. Swift and Tomberlin, having already separated from employment prior to December 31, 2016, were not eligible to receive performance cash bonus awards for 2016. And no additional cash bonus was awarded to Mr. Heckaman in 2016, although he was entitled to receive a stay cash bonus in conjunction with his retirement in March 2017 (see “Potential Payments Upon Termination or Change in Control” for more information).

2016 Long-Term Equity Incentives

For the long-term equity incentives granted to our NEOs upon emergence under the newly-adopted Swift Energy Company 2016 Equity Incentive Plan, each NEO was awarded shares with a grant date value which corresponded to 70% time-based restricted stock units and 30% time-based stock options. These awards were

2017 Proxy Statement	| 47

issued as part of the Company’s Plan of Reorganization and were not determined by the Compensation Committee. Only Mr. Banks’s awards currently remain unvested as Messrs. Swift’s and Heckaman’s shares vested under their employment agreements in connection with their retirements. Mr. Tomberlin did not receive these equity awards due to his resignation. The 2016 awards to our NEOs, as discussed above, were one-time, long-term equity incentives in connection with our reorganization and emergence from bankruptcy and not part of a greater equity incentive program.

Independent Compensation Consultant and Use of Benchmarking and Marketplace Data

Longnecker has served as our independent executive compensation consultant since our reorganization and emergence from bankruptcy on April 22, 2016, reporting directly to our Compensation Committee. Longnecker has provided the Compensation Committee with benchmarking and marketplace data on executive compensation design and position-specific data on each element. All of the data provided to the Compensation Committee by Longnecker is for companies in the same industry and relatively comparable to Swift Energy, including companies that have gone through reorganizations, to the extent comparable. Final decisions regarding our executive compensation program design and compensation awarded to our NEOs lie solely in the hands of our Compensation Committee. However, in making such decisions, the consultation, peer and position-specific current and historic benchmarking data, and the assessment of our annual cash bonus and long-term incentive design provided by Longnecker are important elements in the Compensation Committee’s overall executive compensation decisions. As noted above, the long-term equity incentives awarded to our NEOs in conjunction with our reorganization were mandated by the Company’s Plan of Reorganization and the Compensation Committee did not have authority over such long-term equity incentive awards. The work of Longnecker has raised no conflicts of interest under the Company’s Conflict of Interest Policy.

Advisory Vote to Approve Executive Compensation

In addition to taking Longnecker’s advice and research into consideration in formulating our executive pay decisions, looking forward to 2017, the Compensation Committee will take into account our shareholder say-on- pay votes and ensure our shareholders demonstrate support for Swift Energy’s approach to executive compensation. As there was no annual meeting in 2016 due to the Company’s bankruptcy, there was no shareholder say-on-pay vote to take into consideration from the prior year.

Industry Peer Group

No peer group was selected in 2016 with the Company’s bankruptcy and reorganization given the unprecedented time in our Company’s history and we felt it would be inappropriate and inapplicable to select a peer group while restructuring.

Other Compensation Related Policies

Our Insider Trading Policy is applicable to all Board members, officers, and employees and prohibits short sales of Swift Energy securities or any hedging or monetization transaction, such as zero-cost collars or forward sale contracts. In addition, the Insider Trading Policy prohibits transactions in publicly traded options, such as puts, calls and other derivative securities, involving Swift Energy securities.

2017 Executive Compensation Elements

Our Compensation Committee, in consultation with Longnecker, has approved returning to a more formal compensation program in 2017. The primary elements of our 2017 executive compensation include base salary, annual cash bonus and long-term equity incentives. For 2017, the long-term equity incentives will consist of restricted stock units and stock options. Performance equity awards are not expected to be part of the make-up of the Company’s 2017 equity compensation as Longnecker advised that the Company’s post-emergence stock

48 |	2017 Proxy Statement

history was not extensive enough to accurately project and set targeted performance levels. However, the employment agreements of the individuals who we expect to be NEOs in 2017 require that a portion of their long-term equity incentives be performance-based in future years. For the awards made in early 2017, the Board determined that the grant of stock options, subject to time-based vesting, to our NEOs had the greatest alignment to shareholders at the present time.

To be successful in recruiting and retaining top talent in the current highly competitive oil and gas industry in Houston, Texas, we believe it is necessary and appropriate to benchmark our executive compensation against that of our relevant peers. The Compensation Committee, with the assistance of Longnecker and input from Swift Energy management, selected the Peer Group listed below for 2017. These peers were selected based on the following criteria: industry classification, public company, exchanges, geographic locations, whether the potential peer was an operator, and financial parameters including total revenue, assets, market capitalization, enterprise value and EBITDA.

2017 Peer Group

Abraxas Petroleum Approach Resources Bill Barrett Bonanza Creek Energy	Comstock Resources Contango Oil & Gas EXCO Resources Gastar Exploration	Jones Energy Resolute Energy Rex Energy W&T Offshore

For 2017, Swift Energy is also implementing equity ownership requirements for certain individuals expected to be NEOs in 2017; as such, the Company is requiring that certain executives purchase Company equity either during the Company’s open trading window or via a 10b5-1 trading plan. These new requirements are being implemented to further align the interests of executive management with the interests of our long-term shareholders.

Compensation Policies and Practices as They Relate to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, we are required to discuss those policies and practices for compensating the employees of the Company (including employees that are not NEOs) as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to the Company’s employees are not reasonably likely to have a material adverse effect on the Company and, therefore, no such disclosure is necessary.

Compensation Committee Report

The Compensation Committee reviewed and discussed the above CD&A with management. Based upon this review, the related discussions and other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement to be delivered to shareholders of Swift Energy.

COMPENSATION COMMITTEE Christoph O. Majeske (Chair) Gabriel L. Ellisor Charles W. Wampler

2017 Proxy Statement	| 49

Summary Compensation Table

The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of our NEOs, who include the Company’s Chief Executive Officer, Chief Financial Officer, and additional executive officers of the Company other than the CEO and CFO, where disclosure is required by the Exchange Act at the end of the last fiscal year for the fiscal years ended December 31, 2014, December 31, 2015, and December 31, 2016. Also included in the following table as an NEO is our former Senior Vice President — Resource Development and Engineering, whose disclosure would have been provided but for the fact that he separated from the Company on May 12, 2016, and was not serving as an executive officer of the Company at the end of December 31, 2016. As discussed in the “Compensation Discussion and Analysis” of this proxy statement, for fiscal year 2016, Swift Energy had four individuals that met such disclosure standards and these four individuals are referred to throughout this proxy statement as “Named Executive Officers” or “NEOs.”

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1)(2) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compen- sation ($)(3) (g)	Change in Pension and Non- qualified Deferred Compen- sation Earnings ($) (h)	All Other Compen- sation ($)(4) (i)	Total ($) (j)
Terry E. Swift Former Chief Executive Officer and Director	2016	$519,428	$—	$1,153,270	$501,527	$—	$—	$123,729	$2,297,954
	2015	$685,450	$—	$274,014	$—	$—	$—	$9,113	$968,577
	2014	$685,450	$—	$1,406,704	$—	$—	$—	$16,494	$2,108,648

Robert J. Banks Executive Vice President and Chief Operating Officer; Former Interim Chief Executive Officer	2016	$495,952	$—	$615,079	$267,478	$386,250	$—	$19,695	$1,784,454
	2015	$461,540	$—	$125,247	$—	$—	$—	$22,345	$609,132
	2014	$461,540	$—	$597,476	$—	$40,000	$—	$31,361	$1,130,377

Alton D. Heckaman, Jr. Former Executive Vice President and Chief Financial Officer	2016	$462,090	$—	$615,079	$267,478	$—	$—	$5,300	$1,349,947
	2015	$462,090	$—	$125,247	$—	$—	$—	$7,950	$595,287
	2014	$462,090	$—	$597,476	$—	$—	$—	$15,600	$1,075,166

Steve L. Tomberlin Former Senior Vice President — Resource Development and Engineering	2016	$141,075	$—	$—	$—	$—	$—	$1,064	$142,139
	2015	$342,000	$—	$77,462	$—	$—	$—	$10,906	$430,368
	2014	$342,000	$—	$369,523	$—	$40,000	$—	$18,438	$769,961

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during that year. Assumptions used in the calculation of these amounts are included in Note 6 to Consolidated Financial Statements to the Company’s audited financial statements included in the Company’s Annual Report on Forms 10-K for the year ended December 31, 2014, Note 7 to Consolidated Financial Statements to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and Note 8 to Consolidated Financial Statements to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	For 2014 and 2015, column (e) is comprised of both time-based restricted stock awards and Performance RSUs. Per the Company’s reorganization and emergence from bankruptcy effective April 22, 2016, all unvested equity awards from 2014 and 2015 were cancelled for our NEOs. Accordingly any value shown above for 2014 and 2015 is for historical purposes only. For 2016, column (e) is comprised of time-based RSUs.
(3)	Amounts in column (g) for 2014, 2015 and 2016 include amounts earned during 2014, 2015 and 2016, but paid in 2015, 2016 and 2017, respectively.

50 |	2017 Proxy Statement

(4)	Includes all other compensation items (column (i)) for each of 2014, 2015 and 2016 in addition to that reported in columns (c) through (h). Perquisites are quantified only where the aggregate perquisites for the Named Executive Officer exceeded $10,000. No NEO had perquisites greater than $10,000 during any of 2014, 2015 or 2016.

		Swift	Banks	Heckaman	Tomberlin
Vacation Buyback	2016	$81,835	$—	$—	$—
	2015	$—	$—	$—	$—
	2014	$—	$—	$—	$—

Savings Plan Contributions*	2016	$—	$5,300	$5,300	$—
	2015	$7,950	$7,950	$7,950	$7,950
	2014	$15,600	$15,600	$15,600	$15,600

Life Insurance Premiums**	2016	$3,500	$14,395	$—	$1,064
	2015	$—	$14,395	$—	$2,956
	2014	$—	$14,395	$—	$2,838

Tax Reimbursements***	2016	$894	$—	$—	$—
	2015	$1,163	$—	$—	$—
	2014	$894	$1,366	$—	$—

Consultant Payments****	2016	$37,500	—	—	—
	2015	$—	—	—	—
	2014	$—	—	—	—

*	Company contributions to the Swift Energy Company Employee Savings Plan for each NEO. The contribution for 2014 was 50% in Company common stock. The contributions for 2015 and 2016 were 0% in Company common stock.
**	Insurance premiums paid by the Company with respect to life insurance for the benefit of the NEO. Mr. Swift’s was a one-time cash payment in lieu of the premium as part of his retirement.
***	Amounts paid by the Company to reimburse the NEO for the amount of certain taxable benefits.
****	Includes cash payments made to Mr. Swift in 2016 pursuant to the consulting services agreement entered into as part of his retirement from the Company. Mr. Swift’s consulting services agreement is discussed in more detail in “Potential Payments Upon Termination or Change in Control.”

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Grants of Plan-Based Awards

The following table sets forth certain information with respect to the equity awards granted during the year ended December 31, 2016, to each NEO listed in the Summary Compensation Table:

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	All Other Option Awards: Number of Securities Under- lying Options (#)(2) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(3) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Terry E. Swift(4)	6/8/2016	—	—	—	—	—	—	49,603	—	$—	$1,153,270
	6/8/2016	—	—	—	—	—	—	—	39,683	$23.25	$501,527
Robert J. Banks	6/8/2016	—	—	—	—	—	—	26,455	—	$—	$615,079
	6/8/2016	—	—	—	—	—	—	—	21,164	$23.25	$267,478
		—	231,750	463,500	—	—	—	—	—	—	—
Alton D. Heckaman, Jr.(5)	6/8/2016	—	—	—	—	—	—	26,455	—	$—	$615,079
	6/8/2016	—	—	—	—	—	—	—	21,164	$23.25	$267,478
		—	207,940	415,881	—	—	—	—	—	—	—
Steven L. Tomberlin(6)		—	—	—	—	—	—	—	—	—	—

(1)	Under the Company’s 2016 cash incentive bonus program, payment for threshold performance is indeterminable as it would yield anywhere between $0 and the target payout amount disclosed above for Messrs. Banks and Heckaman. As further discussed in our “Compensation Discussion and Analysis” section of the proxy, the potential target payout as reported in the table above was set at 50% of our NEO’s normal target bonus given that the Company remained in bankruptcy through late April 2016 and the Company had not formalized its annual budget until July 2016. The potential maximum payout under our 2016 cash incentive program was similarly reduced by half for 2016 and was set at 100% of our NEO’s normal target bonus. Mr. Banks’s actual payout under the 2016 cash incentive bonus program was $386,250, due to the Company’s achievement of the operation and financial metrics and his leadership as interim Chief Executive Officer for a portion of 2016. Mr. Heckaman’s actual payout under the 2016 cash incentive bonus program was $0, as he received a separate stay bonus of $300,000 in connection with his extension of employment and retirement in March 2017. Messrs. Swift and Tomberlin had separated from employment prior to December 31, 2016, and were therefore not eligible to receive any award or payout under the Company’s 2016 cash incentive plan.
(2)	Amount shown reflects number of RSUs and stock options granted to the NEO during 2016 pursuant to the 2016 Plan. Restrictions on RSUs and stock options lapse as to one-third of such shares each year beginning on the first anniversary of the grant date.
(3)	Reflects the full aggregate grant date fair value computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, as required by SEC rules, and does not reflect the actual value that may be recognized by each NEO. See footnote (1) to the “Summary Compensation Table” included in this proxy statement for more information.
(4)	As further discussed in “Potential Payments Upon Termination or Change in Control,” vesting of Mr. Swift’s equity awards accelerated upon his retirement on October 7, 2016.
(5)	As further discussed in “Potential Payments Upon Termination or Change in Control,” vesting of Mr. Heckaman’s equity awards accelerated on November 15, 2016, in conjunction with his retirement, amendment to his employment agreement and extension of service to the Company until March 20, 2017.
(6)	Mr. Tomberlin did not receive any equity awards in 2016 due to his resignation on May 12, 2016.

52 |	2017 Proxy Statement

Outstanding Equity Awards at December 31, 2016

The following table includes certain information about stock options and restricted stock units outstanding at December 31, 2016, for each NEO listed in the Summary Compensation Table:

	Option Awards						Stock Awards
Name and Grant Date (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Terry E. Swift(2) Stock Options
6/8/2016	39,683	—		—	$23.25	4/22/2019
Robert J. Banks Stock Options
6/8/2016	—	21,164	(3)	—	$23.25	6/8/2021
Restricted Stock Units
6/8/2016							26,455	(4)	$891,534	—	—
Alton D. Heckaman, Jr. (5) Stock Options
6/8/2016	21,164	—		—	$23.25	4/22/2019
Steven L. Tomberlin(6)

(1)	Amount reflects the aggregate market value of unvested restricted stock units at December 31, 2016, which equals the number of unvested restricted stock units in column (g) multiplied by the closing price of the Company’s common stock at December 31, 2016 ($33.70).
(2)	Under applicable SEC rules, the table above reflects outstanding awards as of December 31, 2016. Please see “Potential Payments Upon Termination or Change in Control” for further information on the specific treatment of Mr. Swift’s equity awards which took place upon his retirement.
(3)	Stock options become exercisable in three equal installments each year beginning on the first anniversary of the grant date.
(4)	Restrictions on these restricted stock units lapse as to one-third of such shares each year beginning on the first anniversary of the grant date.
(5)	Under applicable SEC rules, the table above reflects outstanding awards as of December 31, 2016. Please see “Potential Payments Upon Termination or Change in Control” for further information on the specific treatment of Mr. Heckaman’s equity awards which took place with his retirement.
(6)	Mr. Tomberlin did not receive any equity awards in 2016 due to his resignation on May 12, 2016; accordingly, there are no outstanding equity awards held by Mr. Tomberlin on December 31, 2016.

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Option Exercises and Stock Vested

The following table includes information regarding stock options exercised and restricted stock vested for the NEOs listed in the Summary Compensation Table during the fiscal year ended December 31, 2016:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Terry E. Swift	—	$—	49,603	$1,512,892
Robert J. Banks	—	$—	—	$—
Alton D. Heckaman, Jr.	—	$—	26,455	$767,195
Steven L. Tomberlin	—	$—	—	$—

(1)	Amount reflects value realized by multiplying the number of shares of restricted stock units that vested by the market value on the vesting date. The market value on Mr. Swift’s vest date (October 7, 2016) was $30.50. The market value on Mr. Heckaman’s vest date (November 15, 2016) was $29.00.

54 |	2017 Proxy Statement

Potential Payments Upon Termination or Change in Control

The table below and the discussion that follows reflect the amount of compensation payable, or paid, to each NEO upon termination from the Company under several scenarios assuming such termination was effective December 31, 2016, or on the date of retirement for Messrs. Swift and Heckaman. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company which was the case for each of Mr. Swift, Mr. Heckaman and Mr. Tomberlin (see footnotes (3), (6) and (7), respectively, of the table below) and as previously discussed in the “Compensation Discussion and Analysis” of this proxy statement.

Each NEO other than Mr. Tomberlin has (or had prior to retirement) an employment agreement that was renegotiated in conjunction with the Company’s emergence from bankruptcy and effective April 22, 2016. These employment agreements have (or had) a three (3) year initial term and following those three years automatically extend for one year on each anniversary of the agreement. Certain provisions of Mr. Heckaman’s employment agreement were amended in November 2016 in conjunction with his retirement and extension of employment until March 2017. However, each officer with an employment agreement serves, or served, at the pleasure of the Board as the agreements allow for termination at any time with, in general, sixty days’ written notice.

			Equity Acceleration
	Cash Payments	Benefit Cost(1)	Stock Options(2)	Restricted Stock	Restricted Stock Units(2)	Total
Terry E. Swift(3)

Robert J. Banks
Death	$—	$25,953	$221,164	$—	$891,534	$1,138,650
Disability	$—	$25,953	$221,164	$—	$891,534	$1,138,650
Change in Control(4) (5)	$2,709,433	$25,953	$221,164	$—	$891,534	$3,353,151
Termination by Employee Without Good Reason	$257,500	$—	$—	$—	$—	$257,500
Termination by Employee for Good Reason or by the Company Without Cause or due to Nonrenewal of the Agreement	$1,107,250	$25,953	$221,164	$—	$891,534	$2,245,901

Alton D. Heckaman, Jr.(6)
Death	$—	$21,900	$—	$—	$—	$21,900
Disability	$—	$21,900	$—	$—	$—	$21,900
Change in Control(5)	$1,986,987	$21,900	$—	$—	$—	$2,008,887
Termination by Employee Without Good Reason	$231,045	$—	$—	$—	$—	$231,045
Termination by Employee for Good Reason or by the Company Without Cause or due to Nonrenewal of the Agreement	$993,494	$21,900	$—	$—	$—	$1,015,393

Steven L. Tomberlin (7)

(1)	Includes payment of health and dental insurance continuation as provided in employment agreement.
(2)	Includes value of option spread and full-value awards upon accelerated vesting of equity grants at $33.70 per share (closing price on December 31, 2016).
(3)	As previously disclosed, Mr. Swift retired from the Company effective October 7, 2016, pursuant to the terms of the Third Amended and Restated Employment Agreement (a form of which has been in place since November 1995) between Mr. Swift and the Company effective April 22, 2016, in conjunction with the Company’s emergence from bankruptcy. Mr. Swift also entered into a six month consulting services agreement to assist in the transition of new executive management and certain Company matters as part of his separation under which he was compensated $12,500 per month until March 15, 2017. Pursuant to his retirement under the employment agreement, Mr. Swift is entitled to receive the following summarized benefits and consideration: (i) $1,886,023.83 (plus interest pursuant to the employment agreement) to be paid via 24 semi-monthly payments over a period beginning May 15, 2017 and ending April 30, 2018; (ii) all outstanding equity awards granted upon the Company’s emergence from bankruptcy lapsed on his date of separation, October 7, 2016, as further reported in the previous compensation tables, and Mr. Swift retained the ability to exercise the options granted in 2016 until April 22, 2019; (iii) a cash payment of $3,500 was made on October 7, 2016, in lieu of any obligation by the Company to provide life insurance under the employment agreement; and (iv) continued eligibility to participate in the Company’s health insurance plans through October 2017 at the Company’s expense. Mr. Swift’s employment agreement also contains the customary, non-competition and non-solicitation covenants, along with mutual releases and non-disparagement covenants. For more information about Mr. Swift’s retirement, please refer to our previous disclosure in our Form 8-K (File No. 001-08754), filed with the SEC on August 9, 2016, and/or find a full copy of Mr. Swift’s employment agreement as Exhibit 10.5 to the Company’s Form 8-K (File No. 001-08754), filed April 28, 2016.

2017 Proxy Statement	| 55

(4)	Amount includes a gross-up reimbursement payment of $494,932 for amounts that would be owed in taxes pursuant to Section 4999 of the Internal Revenue Code.
(5)	A Change in Control payment is triggered only upon a qualifying termination of employment that occurs in the six months prior to or the 12 months following the Change of Control.
(6)	Amounts included in the table above for Mr. Heckaman are for illustrative purposes only as required by the SEC. As further discussed in the “Compensation Discussion and Analysis” section of this proxy, Mr. Heckaman retired from the Company on March 20, 2017, pursuant to the terms of the Third Amended and Restated Employment Agreement, as amended, (a form of which has been in place since November 1995) between Mr. Heckaman and the Company effective April 22, 2016, in conjunction with the Company’s emergence from bankruptcy. Mr. Heckaman also entered into a six month consulting services agreement to assist in the transition of new executive management and certain Company matters as part of his separation under which he will be compensated $11,000 per month for six months. Pursuant to his retirement under the employment agreement and amendment, Mr. Heckaman is entitled to receive the following summarized benefits and consideration: (i) 994,039.70 (plus interest pursuant to the employment agreement) over a period following his last day of employment, with a lump sum payment of $530,000 made on his last day of employment in March 2017, and the rest to be paid in semi-monthly payments of approximately $166,000 starting October 15, 2017; (ii) all his outstanding equity awards granted upon the Company’s emergence from bankruptcy lapsed on November 15, 2016; (iii) a $300,000 stay bonus was made on his last day of employment in March 2017, pursuant to the amendment to his employment agreement and his continuance as Swift Energy’s Executive Vice President and Chief Financial Officer through March 2017; (iv) a cash payment of $3,500 was made on his last day of employment, in lieu of any obligation by the Company to provide life insurance under the employment agreement; and (v) continued eligibility to participate in the Company’s health insurance plans for 12 months after his retirement date at the Company’s expense. A full copy of Mr. Heckaman’s employment agreement can be found as Exhibit 10.7 to the Company’s Form 8-K (File No. 001-08754), filed with the SEC on April 28, 2016, along with the amendment to the employment agreement included within our Form 8-K (File No. 001-08754), filed November 16, 2016. More information about Mr. Heckaman’s retirement is also included in our Form 8-K (File No. 001-08754), filed with the SEC on August 9, 2016, and Form 8-K (File No. 001-08754), filed with the SEC on March 21, 2017 (File No. 001-08754).
(7)	As previously disclosed, Mr. Tomberlin resigned from Swift Energy effective May 12, 2016. No payments were made to Mr. Tomberlin in connection with his resignation.

Computation of Payments

Under the employment agreements executed as part of the Company’s emergence from bankruptcy on April 22, 2016 (and any amendments to such employment agreement, as in the case of Mr. Heckaman), the RSU and stock option agreements, and the Company’s compensation plans, in the event of termination of employment of an NEO, that NEO would receive the payments, accelerations and benefits described below. All of our employment agreements and compensation arrangements have been prepared to comply with Section 409A of the Internal Revenue Code, principally by deferring amounts payable upon termination, as applicable, for at least six months. The formulations of payments below are as of December 31, 2016, and therefore do not reflect Mr. Heckaman’s retirement, effective March 20, 2017. Messrs. Swift and Tomberlin are not included in the below formulations of payments as they had already separated from employment prior to December 31, 2016. In each scenario, “Base Salary” is the NEO’s annual base salary in effect immediately prior to the termination date.

•	Termination by Employee Upon 60 Days’ Notice Without Good Reason

  Messrs. Banks and Heckaman

•	Cash payment of 0.5 x Base Salary

•	Except for certain circumstances, the cash payment to be paid in a lump sum six months and 15 days following Employee’s Termination Date (“Employee’s 409A Date”).

•	By Employee for Good Reason or by Company Without Cause or due to Nonrenewal of the Agreement

  Messrs. Banks and Heckaman

•	Cash payment of 1.25 x Base Salary and 1 x Target Bonus

•

Except for certain circumstances, 16.66% of the cash payment to be paid in a lump sum on Employee’s 409A Date with six months of interest. The remaining portion of the cash payment to be paid over a 12 month period, commencing after the Employee’s 409A Date.

•	Immediate acceleration of vesting of restricted stock units

56 |	2017 Proxy Statement

•	Immediate acceleration of vesting and exercisability of all stock options

•	Such options will remain exercisable until the expiration of each award’s original terms.

•	Health Insurance paid by Company for 12 months

•	Death

  Messrs. Banks and Heckaman

•	Immediate acceleration of vesting of restricted stock units

•	Immediate acceleration of vesting and exercisability of all stock options

•	Such options will remain exercisable until the expiration of each award’s original terms.

•	Health Insurance paid by Company for dependents for 12 months

•	Disability

  Messrs. Banks and Heckaman

•	Immediate acceleration of vesting of restricted stock units

•	Immediate acceleration of vesting and exercisability of all stock options

•	Such options will remain exercisable until the expiration of each award’s original terms.

•	Health Insurance paid by Company for 12 months

•	Change in Control

  Messrs. Banks and Heckaman

•	Cash payment of 2.5 x Base Salary and 2 x Target Bonus

•

Except for certain circumstances, 16.66% of the cash payment to be paid in a lump sum on Employee’s 409A Date with six months of interest. The remaining portion of the cash payment to be paid over a 12 month period, commencing after the Employee’s 409A Date.

•	Immediate acceleration of vesting of restricted stock units

•	Immediate acceleration of vesting and exercisability of all stock options

•	Such options will remain exercisable until the expiration of each award’s original terms.

•	Health Insurance paid by Company for 12 months

Conditions and Covenants

Each NEO must also observe a noncompete provision in his employment agreement (except for Mr. Tomberlin who did not have an employment agreement). Based on the terms of the employment agreements, the covenant not to compete provision would be effective for a maximum of one year following the termination of an NEO.

An NEO will not receive compensation under his employment agreement if the Company terminates the Named Executive Officer for Cause. Cause is generally defined in the employment agreement as commission of fraud against the Company, willful refusal, without proper legal cause, to faithfully and diligently perform the NEO’s duties as directed, breach of the confidentiality or non-compete provision of the employment agreement, conviction of or pleading guilty or nolo contendere to a felony, willful misconduct or gross negligence in the performance of duties, or willful misconduct or gross negligence resulting in the NEO’s material breach and violation of the Company’s written policies pertaining to sexual harassment, discrimination and insider trading.

2017 Proxy Statement	| 57

PROPOSAL 5 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, which was implemented by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to herein as the Dodd-Frank Act, the Board is required to provide Swift Energy shareholders with a nonbinding advisory vote on the compensation of Swift Energy’s Named Executive Officers, as reported in this proxy statement. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the shareholders of Swift Energy Company approve, on an advisory basis, the compensation of Swift Energy Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures of this proxy statement.”

As disclosed in our Compensation Discussion and Analysis, 2016 was a year of reorganization and transition for Swift Energy. Our executive compensation program in 2016 was designed to see Swift Energy and all of our stakeholders through a successful reorganization and emergence from bankruptcy, retain and continue to motivate our executives to deliver the business results and value to all shareholders, reward performance (including a successful reorganization), and align our executives’ interests with the long-term interests of our shareholders by ensuring a significant portion of their compensation upon emergence from bankruptcy was the post-emergence Swift Energy equity. Further, 2016 was a unique year with the succession of three of our four NEOs for the year, including the retirement of Mr. Swift and the anticipated retirement of Mr. Heckaman, which occurred in March 2017. Because it was an unprecedented year, Swift Energy’s pay practices during 2016 were specific to 2016 only and tied to our successful reorganization and emergence from bankruptcy during the year. Discussed further in our Compensation Discussion and Analysis, our Board of Directors and Compensation Committee have determined it is in the best interests of Swift Energy and our shareholders to return to a more traditional compensation program in 2017.

The following actions were taken during fiscal year 2016 with respect to the compensation of Swift Energy’s Named Executive Officers:

•

As part of the Plan of Reorganization and as a management incentive tool designed to align the interests of our executives with Swift Energy shareholders, our Named Executive Officers were granted long-term equity incentives effective upon emergence in accordance with the newly-adopted Swift Energy Company 2016 Equity Incentive Plan, with a grant date value which corresponded to 70% time-based restricted stock units and 30% time-based stock options;

•

We performed at 129% of the target level for the 2016 annual cash bonus incentive plan tied to the following metrics: Sales Volume, EBITDA, LOE, Liquidity and HS&E TRIR. Mr. Banks was the sole Named Executive Officer to receive a cash bonus under this program for 2016 due to the retirements of Messrs. Swift and Heckaman and resignation of Mr. Tomberlin;

•	Swift Energy has historically limited perquisites for officers and, for 2014, 2015 and 2016, each Named Executive Officer has had perquisites below the threshold of disclosure ($10,000); and

•

Swift Energy is committed to continuing to align the interests of our Named Executive Officers with the interests of our shareholders; most recently, equity ownership requirements have been implemented for certain individuals expected to be named executive officers in 2017.

In addition to implementing the foregoing, our Compensation Committee has adjusted payouts prudently in response to developing industry conditions as exemplified by the above and the fact that no Named Executive Officer had a base salary increase since 2013 until Mr. Bank’s base salary increase, in line with peer market data, following the successful restructuring in April 2016. We believe that the Compensation Committee should retain discretion to make final compensation decisions that align with shareholder interests, which discretion has historically been exercised wisely.

58 |	2017 Proxy Statement

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, which includes the disclosures under the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures.

Because this vote is advisory, it will not be binding and the Compensation Committee of the Board of Directors ultimately has the responsibility for determining executive compensation. However, the Compensation Committee values the opinions of our shareholders and will consider the outcome of the advisory vote when making future decisions and recommendations about executive compensation. No determination has been made as to what action the Board of Directors may take if shareholders do not approve our executives’ compensation, but the Compensation Committee will consider voting results and how they should be addressed.

A majority of the votes cast is required to approve this advisory Proposal 5. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” approving the compensation of Swift Energy’s Named Executive Officers as disclosed in this proxy statement.

2017 Proxy Statement	| 59

PROPOSAL 6 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 5 above, Section 14A of the Exchange Act affords shareholders an advisory vote to approve the compensation of Swift Energy’s Named Executive Officers, also referred to as a “say-on-pay vote.” Section 14A of the Exchange Act further provides that shareholders be afforded a nonbinding advisory vote on the frequency of future say-on-pay votes. The advisory vote on the frequency of future say-on-pay votes is a nonbinding vote as to how often future advisory votes on the compensation of Swift Energy’s Named Executive Officers should occur: every year, every two years or every three years. In addition, shareholders may abstain from voting on this Proposal 6. Section 14A of the Exchange Act requires Swift Energy to hold the advisory vote on the frequency of future say-on-pay votes at least once every six years. A plurality of the votes cast by the holders of shares entitled to vote at the meeting will determine the shareholders’ preference for the frequency of the advisory vote on executive compensation.

After careful consideration of the frequency alternatives and consistent with the advisory vote on the frequency of say-on-pay votes previously approved at the 2011 annual meeting of shareholders, the Board of Directors believes that conducting an advisory vote on the compensation of Swift Energy’s Named Executive Officers on an annual basis is appropriate for Swift Energy and its shareholders at this time. In formulating its recommendation, the Board of Directors included in its consideration the idea that an annual advisory vote on the compensation of Swift Energy’s Named Executive Officers will allow shareholders to provide direct input on Swift Energy’s compensation philosophy, policies and practices every year and that it is valuable for our shareholders to have this opportunity on a regular basis.

In considering their vote, shareholders may wish to review the information presented in connection with Proposal Number 5, as well as the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures in this proxy statement, which provide a more detailed discussion of our executive compensation programs and policies.

This vote is advisory and therefore shareholder approval or ratification is not required. As such, the Board of Directors may decide that it is in the best interest of Swift Energy and its shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, Swift Energy values the opinions of our shareholders and will consider the outcome of the vote in making determinations regarding the presentation of vote proposals in future proxy statements.

The Board of Directors unanimously recommends that shareholders vote for an “ANNUAL” advisory vote on the compensation of Swift Energy’s Named Executive Officers.

60 |	2017 Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s common stock to file reports with the SEC regarding their ownership of, and transactions in, the Company’s common stock. SEC regulations require Swift Energy to identify anyone who filed a required report late during the most recent fiscal year. Based on a review of the Forms 3 and 4 filed during the 2016 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements during 2016.

SHAREHOLDER PROPOSALS

Proposals for Inclusion in the Company’s 2018 Proxy Materials

Pursuant to various rules promulgated by the SEC, a shareholder who seeks to include a proposal in the Company’s proxy materials for the annual meeting of the shareholders of the Company to be held in 2018 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to the Secretary, Swift Energy Company, 575 North Dairy Ashford, Ste. 1200, Houston, Texas 77079, no later than December 6, 2017, unless the date of our 2018 annual meeting is more than 30 days before or after May 16, 2018, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Further, a shareholder may not submit a matter for consideration at the 2018 annual meeting, unless the shareholder shall have timely complied with the requirements in the Company’s Bylaws.

2017 Proxy Statement	| 61

Advanced Notice of Nominations or Proposed Business for the Company’s 2018 Annual Meeting of Shareholders

Our Bylaws require advanced written notice from any shareholder seeking to present nominations of persons for election to the Board and other proposed business (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) for consideration at our 2018 annual meeting of shareholders. Notice of such nominations or proposals must be delivered to or mailed and received by the Secretary, Swift Energy Company, 575 North Dairy Ashford, Ste. 1200, Houston, Texas 77079, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the date of the one-year anniversary of the immediately preceding year’s annual meeting. Based on the anniversary date of our 2017 Annual Meeting, a shareholder must send advanced written notice of any such nomination or other proposed business such that the notice is received by us no earlier than January 16, 2018, and no later than February 15, 2018. In the event the 2018 annual meeting of shareholders is convened on a date more than 30 days before, or more than 60 days after, such anniversary date, such notice by the shareholder must be so received not later than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Swift Energy.

Any such nomination or proposal must be made in writing, indicate certain information about the shares of Swift Energy stock (or other derivative instrument) which are owned by the shareholder and beneficial owner, if any, and comply with the then-applicable terms of the Nomination Agreement and requirements set forth in the Company’s Bylaws. A nomination of persons for election to the Board (each, a “nominee”) must also include certain information about the nominee, certain information regarding affiliations between the nominee and the shareholder, a completed and signed questionnaire by the nominee, and all other information about the nominee required under SEC Rule 14A and the Company’s Bylaws. A proposal of business must also include a brief description of the business desired to be brought before the meeting, the text of the proposal, a description of all agreements, arrangements and understandings between the shareholder, and beneficial owner, if any, and any other persons in connection with the proposal. Nominations or proposals must be addressed as follows in order to be considered for the next annual meeting:

Secretary Swift Energy Company 575 North Dairy Ashford, Ste. 1200 Houston, Texas 77079

Shareholders who wish to nominate an individual to the Board must also follow the requirements of the Company’s Bylaws, then-existing terms of the Nomination Agreement, and applicable SEC and NYSE rules and regulations. For more information on shareholders’ nomination of directors, refer to “Nominations for Directors,” in this proxy statement.

With respect to business to be brought before the 2017 Annual Meeting, the Company has not received any notices, proposals, or nominees from shareholders that the Company is required to include in this proxy statement.

62 |	2017 Proxy Statement

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors welcomes questions or comments about the Company and its operations. Any communications that shareholders or other interested parties may wish to send to the Board of Directors or the non-management independent directors may be directly sent to either of the following address:

Chairman of the Board

Swift Energy Company

575 North Dairy Ashford, Ste. 1200

Houston, Texas 77079

ATTN: Secretary

or

Chairman of the Board

Swift Energy Company

c/o CCI

P.O. Box 561915

Charlotte, NC 28256

Historically, the Company’s annual meeting of its Board of Directors was held to coincide with the annual meeting of its shareholders and a majority of the directors would attend the annual meeting of shareholders; however, with the increased responsibilities and time requirements in connection with the Board meeting, the Board’s annual meeting is now held three weeks before the shareholders’ annual meeting. Therefore, while the Company encourages members of the Board to attend, the Company does not have a policy with regard to Board members’ attendance at its annual meetings of shareholders. Although some of the members of the Board will attend the 2017 Annual Meeting, it is not expected that a majority will be in attendance. Those in attendance will be available to address shareholder questions. Due to the Company’s reorganization and emergence from bankruptcy in 2016, there was no annual meeting in 2016; accordingly, no directors attended an annual meeting in 2016.

FORWARD-LOOKING STATEMENTS

Certain statements set forth in this proxy statement that are not historical are “forward-looking statements” as that term is defined in Section 21E of the Exchange Act. These statements include estimates of future amounts payable under awards, plans or agreements or upon the occurrence of certain events, such as a change of control, the present value of such awards, and the estimated value of awards, the vesting of which will depend on performance over future periods. In order to estimate amounts that may be paid in the future, we made assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions. These variables include the price of our common stock, the dates of termination of employment, final pay, interest rates, applicable tax rates and other assumptions. The Company will not update these forward-looking statements unless required to do so by applicable law. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Management cautions all readers that the forward-looking statements contained in this proxy statement are not guarantees of future values or payments, and we cannot assure any reader that such statements will be realized or that the events and circumstances that they describe will occur.

2017 Proxy Statement	| 63

ANNUAL REPORT ON FORM 10-K

Upon written request, Swift Energy will provide any shareholder of the Company, at no charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests should be made by mail to Swift Energy Company, Investor Relations Department, 575 North Dairy Ashford Road, Ste. 1200, Houston, Texas 77079; by telephone at (281) 874-2700 or (800) 777-2412; or by email to info@swiftenergy.com.

By Order of the Board of Directors,

Christopher M. Abundis Senior Vice President, General Counsel and Secretary

Houston, Texas

April 5, 2017

64 |	2017 Proxy Statement

Appendix A

FIRST AMENDMENT TO THE

SWIFT ENERGY COMPANY

2016 EQUITY INCENTIVE PLAN

This First Amendment (the “First Amendment”) to the Swift Energy Company 2016 Equity Incentive Plan (the “Plan”), is made effective as of January 1, 2017 (the “Amendment Effective Date”), subject to approval by the shareholders of Swift Energy Company, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

WHEREAS, the Company previously adopted the Plan;

WHEREAS, Section 13.1 of the Plan provides that the Board may amend, modify or suspend the Plan, except that any amendment to increase the number of securities which may be issued under the Plan is subject to approval by the shareholders of the Company; and

WHEREAS, the Board desires to amend the Plan in order to (i) increase the number of Shares available for issuance under the Plan, (ii) add additional performance goals under the Plan, and (iii) enable the Company to withhold taxes due or potentially payable with respect to an Award from Shares (including Shares otherwise issuable under an Award) at the maximum statutory withholding rate applicable to a Participant.

NOW, THEREFORE, BE IT RESOLVED, that, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s shareholders, as set forth below:

1.    Section 4.1.1 of the Plan shall be deleted in its entirety and replaced with the following:

“Subject to adjustment as provided in Section 4.3, the number of Shares available for delivery pursuant to (a) Options or SARs, (b) Restricted Stock, (c) Restricted Stock Units, (d) Performance Awards, and (e) awards contemplated by Article XI of this Plan granted under the Plan shall be, in the aggregate, 1,182,011 Shares. Shares awarded under the Plan may be authorized but unissued Shares, authorized and issued Shares reacquired and held as treasury Shares or a combination thereof. Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section 4.1. The aggregate number of Shares available under this Section 4.1 will be reduced by one Share for every Share subject to an award granted under this Plan.

2.    The words “as of the Effective Date” shall be added to Section 4.1.2 of the Plan immediately following the phrase “reserved for issuance hereunder.”

3.    Section 10.2 of the Plan shall be deleted in its entirety and replaced with the following:

“Performance Goals. Unless otherwise prohibited by applicable law, the Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of measurable Performance Goals established under this Plan. The Committee may grant awards subject to Performance Goals that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Such Performance Goals are to be specified in the relevant Award Agreement and, to the extent applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more or a combination of the following metrics (including relative or growth achievement regarding such metrics) and shall mean any one or more of the following performance criteria: (1) revenue or oil and gas sales, (2) earnings per Share (basic and diluted), (3) net income per Share, (4) Share price, (5) pre-tax profits, (6) net earnings, (7) net income, (8) operating income and operating profit, (9) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, net cash from operations, return on investment and cash flow in excess of cost of capital), (10) earnings before interest, taxes, depreciation and amortization, (11) earnings before interest and taxes, (12) sales, (13) total stockholder return relative to assets, (14) total stockholder return relative to peers, (15) financial returns (including, without limitation, return on assets, return on net assets, return on equity return on capital, return on operating revenue and return on investment), (16) cost reduction targets, (17) customer satisfaction, (18) customer growth, (19) employee satisfaction, (20) gross margin or gross profit, (21) revenue growth, (22) market share, (23) book value per share, (24) expenses and expense ratio management, (y) finding costs of oil and gas reserves, (z) volumes of oil and gas reserves or adjusted reserves or changes therein, (aa) percentage of reserves replaced, (bb) production or adjusted production or production exit rate, (cc) lease operating cost (“LOE”) measures, or adjusted LOE measures, (dd) general and administrative (“G&A”) or adjusted G&A measures, (ee) net asset value (“NAV”) or NAV per share, (ff) operating cost measures or reductions, (gg) earnings and earnings growth (including earnings per share and earnings before or after interest and taxes, earnings before taxes, EBITDA or net earnings), (hh) basic or diluted earnings per share or growth in earnings or earnings per share, (ii) stock price or change in stock price, (jj) total shareholder return, (kk) return on capital or change in working capital or return on capital employed, (ll) reduction of fixed costs, (mm) liquidity, (nn) health safety & environmental (“HS&E”) total recordable incident rate, or (oo) any combination of the foregoing or (pp) in the case of Awards that are not Qualified Performance-Based Awards, such other criteria as the Committee may determine. Performance Goals may be related to the performance of the individual Participant or in respect of the performance of the Company, one or more of its Subsidiaries or any combination thereof on either a consolidated, business unit, departments, regions, functions, other organizational units or divisional level and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results over a previous period or to a designated comparison group. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices or to one or more of the Performance Goals themselves) and may be expressed in terms of a progression within a specified range. Multiple Performance Goals may be established and may have the same or different weighting. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be “qualifying,” and the Committee will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and Award amounts (subject to the right of the Committee to exercise discretion to reduce payment amounts following the conclusion of the performance period).”

4.    Section 14.8 of the Plan shall be deleted in its entirety and replaced with the following:

“The Company and each of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Shares, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and its Affiliates to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with Shares through net settlement or previously owned Shares shall be approved by either a committee made up of solely two or more non-employee directors (within the meaning of Rule 16b-3 promulgated under the 1934 Act (“Rule 16b-3”)) or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned Shares, the maximum number of Shares that may be so withheld or surrendered shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.”

FURTHER RESOLVED, that, as amended hereby, the Plan is specifically ratified and reaffirmed.

[Remainder of Page Intentionally Blank]

SWIFT ENERGY COMPANY

575 N. DAIRY ASHFORD, STE. 1200

HOUSTON, TX 77079

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” the following:
		☐	☐	☐
1.	Election of Class I Directors (for term to expire at 2020 annual meeting)
Nominees
01 Michael Duginski
02 Christoph O. Majeske
The Board of Directors recommends you vote "FOR" Proposals 2, 3, 4 and 5.							For	Against	Abstain
2	To approve the First Amendment to the 2016 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the 2016 Plan.						☐	☐	☐
3	To approve the material terms of the 2016 Equity Incentive Plan for purposes of complying with the requirements of Section 162(m) with respect to the additional shares.						☐	☐	☐
4	To ratify the selection of BDO USA, LLP as Swift Energy's independent auditor for the fiscal year ending December 31, 2017.						☐	☐	☐
5	To conduct a nonbinding advisory vote to approve the compensation of Swift Energy's named executive officers as presented in the proxy statement.						☐	☐	☐
The Board of Directors recommends you vote "1 YEAR" for Proposal 6.						1 year	2 years	3 years	Abstain
6	To conduct a nonbinding advisory vote on the frequency of future advisory votes on executive compensation.					☐	☐	☐	☐

NOTE: To conduct such other business as may properly come before the annual meeting, or at any and all adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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SWIFT ENERGY COMPANY Annual Meeting of Shareholders May 16, 2017 3:00 PM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher M. Abundis and Robert J. Banks, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SWIFT ENERGY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 3:00 PM, CDT on 5/16/2017, at the Omni Houston Hotel at Westside, 13210 Katy Freeway, Houston Texas 77079, and any adjournment or postponement thereof.

This proxy will be voted in accordance with the specifications made hereon. If NO specification is made, the shares will be voted “FOR” Proposals 1, 2, 3, 4 and 5, and “1 year” for Proposal 6.

Continued and to be signed on reverse side